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                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                          5B TECHNOLOGIES CORPORATION,

                       KNOWLEDGE ACQUISITION CORPORATION,

                        KNOWLEDGE STRATEGIES GROUP INC.,

                                CYNTHIA HOLLEN,

                                DOUGLAS CARLSON

                                      AND

                                MICHAEL THOMPSON



                               DATED JULY 30, 2001

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I Definitions [more to be added].....................................1
         1.1      Definitions................................................1

ARTICLE II Sale and Purchase.................................................7
         2.1      Sale and Purchase of Acquired Assets.......................7
         2.2      Excluded Assets............................................8
         2.3      Assumption of Liabilities..................................8
         2.4      Information and Records....................................9

ARTICLE III Consideration...................................................10
         3.1      Payment of Purchase Price.................................10
         3.2      Additional Consideration..................................10
         3.3      Use of Consideration......................................10
         3.4      Allocation of the Purchase Price..........................10

ARTICLE IV Closing..........................................................11
         4.1      Closing...................................................11
         4.2      Seller at Closing.........................................11
         4.3      Buyer at Closing..........................................12
         4.4      Further Assurances........................................12

ARTICLE V Representations and Warranties of the Sellers.....................13
         5.1      Organization, Standing and Qualification;
                   Subsidiaries.............................................13
         5.2      Authority.................................................14
         5.3      Capitalization; Equity Interest...........................14
         5.4      Consents and Approvals; No Violation......................14
         5.5      Books and Records.........................................15
         5.6      Financial Statements; Certain Financial Information[;
                   EBIT]....................................................15
         5.7      Absence of Undisclosed Liabilities........................16
         5.8      Absence of Certain Changes or Events......................17
         5.9      Real Property.............................................18
         5.10     Leases....................................................18
         5.11     Title to Acquired Assets..................................19
         5.12     Intellectual Property Rights..............................19
         5.13     Contracts.................................................22
         5.14     Litigation................................................23
         5.15     Insurance.................................................23
         5.16     Employee Benefit Plans....................................23
         5.17     Tax Matters...............................................25
         5.18     Environmental Matters.....................................27
         5.19     Labor Relations; Employees................................28
         5.20     Compliance with Law.......................................30


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         5.21     Government Permits........................................30
         5.22     Bank Accounts; Powers-of-Attorney.........................31
         5.23     Brokers or Finders........................................31
         5.24     Transactions with Affiliates..............................31
         5.25     Customers and Suppliers...................................31
         5.26     Accounts Receivable and Payables..........................32
         5.27     Guarantees................................................32
         5.28     Common Activities.........................................32
         5.29     Disclosure................................................33

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT...............34
         6.1      Organization, Standing and Qualification..................34
         6.2      Authority.................................................34
         6.3      Capitalization............................................35
         6.4      Validity; Issuance of Shares..............................35
         6.5      Consents and Approvals; No Violation......................35
         6.6      Brokers or Finders........................................36
         6.7      Public Reports............................................36
         6.8      Disclosure................................................36

ARTICLE VII COVENANTS.......................................................36
         7.1      Conduct of Business.......................................36
         7.2      Access to Information.....................................38
         7.3      Best Efforts..............................................38
         7.4      No Solicitation by the Sellers............................39
         7.5      Fees and Expenses.........................................39
         7.6      Books and Records.........................................40
         7.7      Compliance with Laws, Orders  and Contracts...............40
         7.8      Certain Activities between Signing and Closing............40
         7.9      Expenditures..............................................40
         7.10     Notification of Certain Matters...........................40

ARTICLE VIII CLOSING CONDITIONS.............................................41
         8.1      Conditions Precedent to Obligations of Parent and
                   the Buyer................................................41
         8.2      Conditions Precedent to Obligations of the Sellers........43

ARTICLE IX INDEMNIFICATION AND SURVIVAL.....................................44
         9.1      Indemnification...........................................44
         9.2      Survival Periods..........................................47
         9.3      Cancellation of Shares....................................47

ARTICLE X TERMINATION.......................................................48

ARTICLE XI General..........................................................48
         11.1     Expenses..................................................48
         11.2     Notices...................................................49
         11.3     Entire Agreement; Headings; Counterparts..................49


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         11.4     Amendment; Waiver.........................................49
         11.5     Severability..............................................50
         11.6     Parties in Interest; Assignment...........................50
         11.7     Applicable Law............................................50
         11.8     Publicity.................................................51
         11.9     Bulk Sales Compliance.....................................51

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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement dated as of the 30th day of July, 2001 (this "Agreement"), by and among Knowledge Acquisition Corporation, a New York corporation, having its principal offices at 100 Sunnyside Boulevard, Woodbury, New York 11797 (the "Buyer"), 5B Technologies Corporation, a Delaware corporation, having its principal offices at 100 Sunnyside Boulevard, Woodbury, New York 11797 ("Parent"), Knowledge Strategies Group Inc., a New York corporation, having its principal offices at 900 Broadway, Suite 602, New York, NY 10010 ("KSG"), Cynthia Hollen, an individual residing at __________________ ("Hollen"), Douglas Carlson, an individual residing at ____________________ ("Carlson"), Michael Thompson, an individual residing at _______________________ ("Thompson," and together with Hollen and Carlson, collectively, the "Principals"). KSG and the Principals are collectively referred to in this Agreement as the "Sellers."

                              W I T N E S S E T H:

         WHEREAS, the Principals own all of the issued and outstanding equity capital of KSG;

         WHEREAS, the Sellers are the owners of the Acquired Assets (as defined below);

         WHEREAS, the Buyer is a wholly-owned subsidiary of the Parent;

         WHEREAS, the Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, the Acquired Assets upon the terms and subject to the exclusions and conditions set forth in this Agreement; and

         WHEREAS, as a condition precedent for the Buyer and Parent to consummate the transactions contemplated hereby, the Bank (as defined herein) has agreed to enter into an amendment (the "Credit Agreement Amendment") to that certain Credit Agreement dated May 24, 2001, between the Bank and 5B Technologies Group, Inc. (the "Credit Agreement"), in form and substance satisfactory to Parent and the Bank.

         NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

       1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

         "Acquired Assets" shall have the meaning provided in Section 2.1.

         "Acquisition Proposal" shall have the meaning provided in Section 7.4.

         "Affiliate" shall mean, with respect to any specified Person, any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person. For purposes of this definition "controls," "is controlled by" and "under common control with" means the possession of the power to direct or cause the direction of the management and policies of a specified Person through the ownership of voting securities or otherwise.

         "Agreement" shall mean this Purchase Agreement, including all exhibits and schedules hereto, as it may be amended from time to time in accordance with its terms.

         "Asset Acquisition Statement" shall have the meaning provided in
Section 3.4.

         "Assignment and Assumption Agreement" shall mean that certain the Assignment and Assumption Agreement, dated the Closing Date, between the Buyer and the Sellers, in form and substance reasonably satisfying to the Buyer and the Sellers, the form of which is attached hereto as Exhibit F.

         "Assumed Contracts" shall have the meaning provided in Section 2.1(f).

         "Assumed Liabilities" shall have the meaning provided in Section 2.3.

         "Audited Financials" shall have the meaning provided in Section
5.6(a).

         "Bank" shall have the meaning provided in Section 3.3.

         "Bank Consent" shall mean the Bank Consent, dated the Closing Date, between KSG and the Bank with respect to the Bank's consent to the transactions contemplated under this Agreement.

         "Bill of Sale" shall mean the bill of sale, dated the Closing Date, between the Buyer and the Sellers, in form and substance reasonably satisfying to the Buyer and the Sellers, the form of which is attached hereto as Exhibit A.

         "Books and Records" shall have the meaning provided in Section 8.1(m).

         "Business" shall mean the business of KSG as currently conducted.

         "Business Combination" shall have the meaning provided in Section 7.4.

         "Buyer Parties" shall have the meaning provided in Section 9.1(a).

         "Buyer" shall have the meaning provided in the preamble to this Agreement.

         "Buyer Disclosure Schedule" shall have the meaning provided in Section 6.5(a).

         "Carlson" shall have the meaning provided in the preamble to this Agreement.

         "CBC Loan Agreement" shall mean that certain Credit Agreement dated as of December 15, 1999 between KSG and the Bank.



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         "Claim Notice" shall have the meaning provided in Section 9.1(c)(i).

         "Closing" shall have the meaning provided in Section 4.1.

         "Closing Date" shall have the meaning provided in Section 4.1.

         "Code" means the Internal Revenue Code of 1986, as amended, modified or supplemented from time to time.

         "Common Control Entity" shall be defined in accordance with Section 414(b) or (c) of the Code.

         "Common Stock" shall mean the common stock, $.04 par value per share, of Parent.

         "Confidential Information" shall mean the proprietary and confidential information of either party, including, without limitation, all information, know-how, marketing and development plans, techniques and materials, client names and other information related to clients, price lists, pricing policies and financial information, and methods of production, vendor agreements, use, operation and application: (i) which are not generally known to the public; and
(ii) in which such Person has rights.

         "Confidentiality Agreements" shall mean the Non-Compete/
Confidentiality and Trade Secret/Invention Agreement to be executed by certain employees of KSG as of the Closing Date, the form of which is attached hereto as Exhibit D.

         "Consulting Agreements" shall mean the consulting agreements between the Buyer and Hollen and the Buyer and Carlson to be executed at the Closing, in form and substance satisfactory to the parties thereto, the form of which is attached hereto as Exhibit B.

         "Contaminant" shall have the meaning provided in Section 5.18(a).

         "Contracts" shall have the meaning provided in Section 5.13.

         "Core Software Products" shall have the meaning provided in Section 5.12(a)(i).

         "Credit Agreement" shall have the meaning provided in the preamble to this Agreement.

         "Credit Agreement Amendment" shall have the meaning provided in the preamble to this Agreement.

         "Dispute Period" shall have the meaning provided in Section 9.1(c)(i).

         "DOL" shall mean the Department of Labor, as provided in Section
5.12(d).

         "Environmental Laws" shall have the meaning provided in Section
5.18(a).

         "ERISA" shall have the meaning provided in Section 5.16(b).



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         "ERISA Affiliate" shall have the meaning provided in Section 5.16(a).

         "Excluded Assets" shall have the meaning provided in Section 2.2.

         "Expiration Date" shall have the meaning provided in Section 9.2(a).

         "Financial Statements" shall have the meaning provided in Section
5.6(a).

         "GAAP" means U.S. generally accepted accounting principles, consistently applied.

         "Governmental Permits" shall have the meaning provided in Section
5.21.

         "Hollen" shall have the meaning provided in the preamble to this Agreement.

         "Income Taxes" means any federal, state, local, or foreign income, or franchise Tax and in each instance any interest, penalties, or additions to tax attributable to such Tax.

         "Indebtedness" shall have the meaning provided in Section 5.7.

         "Indemnified Party" shall have the meaning provided in Section 9.1(c).

         "Indemnifying Party" shall have the meaning provided in Section 9.1(c)(i).

         "Indemnity Notice" shall have the meaning provided in Section
9.1(c)(v).

         "Intellectual Property Rights" shall have the meaning provided in
Section 5.12.

         "Interim Balance Sheet" shall have the meaning provided in Section 5.6(a).

         "Interim Balance Sheet Date" shall have the meaning provided in
Section 5.6(a).

         "Interim Financial Statements" shall have the meaning provided in
Section 5.6(a).

         "Inventory" shall have the meaning provided in Section 2.1(c).

         "IRS" shall have the meaning provided in Section 5.16(b).

         "KSG" shall have the meaning provided in the preamble to this Agreement.

         "KSG Common Stock" shall have the meaning provided in Section 5.3(a).

         "Laws" shall have the meaning provided in Section 5.20.

         "Leased Real Property" shall have the meaning provided in Section 5.10(a).

         "Lien" shall mean any mortgage, lien, charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or



                                       4
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encumbrance of any kind or any agreement or arrangement, whether oral or written, having similar effect.

         "Loss" shall mean any and all losses, liabilities, fines, judgments, claims, damages, settlement payments, actions or causes of action, Liens, costs and expenses (including reasonable attorneys' fees).

         "Material Adverse Effect" shall have the meaning provided in Section 5.8(b).

         "Office Action" shall mean any official action by the United States Patent and Trademark Office reporting that a particular trademark or service mark application is not entitled to federal registration for any reason and advising of the reasons therefor and of any formal requirements or objections with respect thereto.

         "Order" shall have the meaning provided in Section 5.4.

         "Parent" shall have the meaning provided in the preamble to this Agreement.

         "Parent's SEC Reports" shall have the meaning provided in Section 6.7.

         "Person" shall mean any individual, corporation, proprietorship, firm, partnership, limited liability company, limited partnership, trust, association or other entity.

         "Plan" shall have the meaning provided in Section 5.16(a).

         "Preferred Stock" shall mean shares of Series C Convertible Preferred Stock, par value $.01 per share, of Parent, in a sufficient amount to satisfying the outstanding amounts under the CBC Loan Agreement.

         "Prepaid Expenses" shall have the meaning provided in Section 2.1(d).

         "Principals" shall have the meaning provided in the preamble to this Agreement.

         "Proceeding" shall have the meaning provided in Section 5.14.

         "Purchase Price" shall have the meaning provided in Section 3.1.

         "Registration Rights Agreement" shall mean the Registration Rights Agreement, dated the Closing Date, with respect to the shares of Common Stock underlying the Preferred Stock, in form and substance reasonably satisfactory to Parent and the Bank, the form of which is attached hereto as Exhibit B.

         "Related Agreements" shall mean any contract or agreement which is or is to be entered into at the Closing or otherwise pursuant to this Agreement, including, without limitation, the Bill of Sale, the Consulting Agreements, Confidentiality Agreements, Registration Rights Agreement and any assignments of any of the foregoing. The Related Agreements executed by a specified Person shall be referred to as "such Person's Related Agreements," "its Related Agreements" or another similar expression.



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         "Release" shall have the meaning provided in Section 5.18(a).

         "Release Agreement" shall mean the Release Agreement, dated the Closing Date, between the Sellers and the Bank, releasing all security interests and Liens of the Bank with respect to the Acquired Assets, in form and substance reasonably satisfactory to the Sellers and the Bank.

         "Representatives" shall have the meaning provided in Section 7.2.

         "Resolution Period" shall have the meaning provided in Section 9.1(c)(iv).

         "Retained Liabilities" shall have the meaning provided in Section
2.3(b).

         "Return" means any report, return, statement, estimate, declaration, form, or other information required to be supplied to a taxing authority in connection with Taxes.

         "Sellers" shall have the meaning provided in the preamble to this Agreement.

         "Sellers Parties" shall have the meaning provided in Section 9.1(b).

         "Sellers' Disclosure Schedule" shall have the meaning provided in
Article V.

         "Shares" shall mean 150,000 shares of Common Stock.

         "Software Products" shall have the meaning provided in Section 5.12(a)(i).

         "Tax" or "Taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local, or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties, or additions to tax attributable to any such Tax. "Indebtedness" shall have the meaning provided in Section 5.7.

         "Third Party Claim" shall have the meaning provided in Section
9.1(c)(i).

         "Trademarks" shall have the meaning provided in Section 2.1(a).

         "Trademark Assignment" means the trademark assignment between the Buyer and the Sellers, the form of which is attached hereto as Exhibit C.

         "WARN Act" shall have the meaning provided in Section 5.19(c).



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                                  ARTICLE II

                               SALE AND PURCHASE

      2.1 Sale and Purchase of Acquired Assets. Subject to the terms and conditions of this Agreement, at the Closing, the Sellers shall sell, transfer, assign, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and take assignment and delivery of all right, title and interest in, to and under the following assets owned by the Sellers (all of the assets sold, assigned, transferred and delivered to the Buyer hereunder being referred to collectively herein as the "Acquired Assets" and are set forth on Schedule 2.1 attached hereto):

         (a) all of the following intangible assets which are owned by the Sellers and used in connection with the operation of or relating to the Business throughout the world: (a) registered and unregistered trademarks and service marks (including common law rights) and applications for trademark and service mark registrations, in each case which are related to the Business; (b) trade names related to the Business (all assets in subparagraph (a) and (b) which shall include those items identified on Schedule A hereto, collectively referred to as the "Trademarks"); (c) registered and unregistered copyrights and applications for copyright registrations related to the Business; (d) proprietary concept information, including, without limitation, business and marketing plans, marketing materials (including without limitation, brochures, folders, special event planning guides and collateral materials) a reproducible copy of the Sellers' web page, advertising concepts, designs and slogans, in each case which are related to the Business, including audio and video and other production products utilized to create any of the foregoing; and (e) all enhancements, improvements and derivative works of each of the foregoing, in each case, which are used in connection with the Business;

         (b) all machinery, fixtures, equipment, vehicles, transportation and storage facilities, furniture, tools, stores, spare parts and other tangible personal property utilized in the Business owned by the Sellers and the Sellers' rights in any of the foregoing items leased or licensed by the Sellers and used in the Business;

         (c) all inventory (including raw materials, work-in-process, and finished goods), and supplies (including office, packaging, shop and other supplies) on hand and used in connection with the Business (the "Inventory");

         (d) all items of pre-paid expenses relating to the Business, if any ("Pre-paid Expenses");

         (e) all licenses with respect to patents, inventions, trade secrets, trademarks, technology, know-how, specifications, designs, drawings, processes, quality control data, and other technical and proprietary information relating to the Business;

         (f) the Sellers' rights and interests in and to (subject to the Buyer's assumption of the obligations thereunder arising on and after the Closing) all contracts, sales orders, purchase orders, equipment leases, personal property leases, licenses, forward commitments for supplies or materials and other contracts, arrangements and agreements, whether written or oral, which were entered into in the ordinary course of business with

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customers, suppliers, sales representatives, distributors, agents, lessors, lessees, licensors, licensees, consignors, consignees and other third parties, including, without limitation, all Contracts listed on Schedule 5.13 hereto, all of which relate to the Acquired Assets and the operation of the Business (the "Assumed Contracts");

         (g) the Sellers' rights, to the extent assignable, under all third party warranties and guarantees, whether express or implied, as they relate to the Business;

         (h) all claims, rights, setoffs and credits of Seller relating to the Assumed Contracts or the Acquired Assets;

         (i) all separately maintained (as well as relevant portions of those which are not separately maintained) books, records and files relating to the ownership, occupancy, use or operation of, the Business or the Acquired Assets, including, without limitation, customer lists, vendor lists, catalogs and accounting and tax records;

         (j) all licenses, approvals, registrations, authorizations and permits pertaining to the ownership, occupancy, use or operation of the Business or the Acquired Assets; and

         (k) all accounts receivables (whether or not invoiced) with respect to goods sold or services rendered within the 90 day period prior to the Interim Balance Sheet Date.

      2.2 Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, there shall be excluded from the Acquired Assets (the "Excluded Assets"): (i) any cash (including cash equivalents and securities) of the Sellers on hand or on deposit as of the Closing Date; (ii) any accounts receivable due, owing, accrued or payable to the Sellers (whether or not invoiced) with respect to goods sold or services rendered during the period up to the Closing Date which accounts receivable are in excess of 90 days past due and are set forth on Schedule 2.2 hereto; (iii) any computer software used to provide sales, payroll, accounting or other administrative services to KSG;
(iv) the benefit of any of KSG's insurance coverages or policies on and after the Closing Date and (v) any and all assets of the Sellers not utilized in or relating to the Business.

      2.3 Assumption of Liabilities.

         (a) On and after the Closing Date, the Buyer shall assume, and agrees and undertakes to pay, perform and discharge, as and when due, each of the obligations, responsibilities, liabilities and debts with respect to the Business (other than Retained Liabilities) which are specifically described in
Schedule 2.3 hereto (all of which are hereinafter referred to collectively as the "Assumed Liabilities").

         (b) Notwithstanding anything to the contrary contained herein, Assumed Liabilities shall not include any of the following, all of which shall be retained by the Sellers and are hereinafter referred to as "Retained Liabilities":

               (i) legal, accounting, brokerage, finder's fee, taxes or other expenses incurred by the Sellers in connection with this Agreement or the consummation of the transactions contemplated hereby;

               (ii) liabilities or obligations incurred by the Sellers after the Closing;

               (iii) any obligations or liability relating to any litigation, actions, grievances, arbitrations, suits, proceedings, investigations or claims arising out of or relating to any of the Sellers' activities or any of the Sellers' operation of the Business or ownership or use of the Acquired Assets prior to the Closing Date or any dispute, the material elements of which accrued prior to the Closing, whether or not listed on any Schedule hereto;

               (iv) any liability for any foreign, federal, state or local taxes accrued to (or which should have been accrued pursuant to GAAP) or incurred by any of the Sellers prior to the Closing, or as a consequence of the transactions contemplated hereby;

               (v) all liabilities to employees of KSG with respect to any claims, whether contingent or otherwise, relating to labor relations and compliance with fair employment practices prior to the Closing or any salary, bonuses, commissions, benefits or other amounts payable from, or contributions to, any benefit plans or arrangements, payments of insurance premiums or other compensation matters for or with respect to the period prior to the Closing Date;

               (vi) all liabilities, costs or obligations under or which relate to or are associated with any employee benefit plans or arrangements, including the Employee Plans sponsored by any of the Sellers or a Common Control Entity (as determined under Section 414(b) or (c) of the Code) either before or after the Closing;

               (vii) all liabilities to the extent they are associated with or relate to any of the Excluded Assets, whether arising from events occurring prior to or after the Closing Date;

               (viii) all liabilities or obligations to any Affiliates of Sellers arising prior to or after the Closing Date;

               (ix) all liabilities for severance obligations, if any, to any employee of KSG who does not become an employee of the Buyer;

               (x) all accounts payable for goods and services, including customer and third party credits, trade accounts payable and accrued expenses and other debts or sums due, owing, accrued or payable with respect to any of the Sellers' activities and the operation of the Business prior to the Closing Date, except those accounts payable specifically assumed by the Buyer as set forth in Schedule 2.3 hereto; and

               (xi) any liabilities or obligations of the Sellers or relating to the Business or the Acquired Assets not expressly assumed by the Buyer as set forth in Schedule 2.3 hereto.

         2.4 Information and Records. Following the Closing, the Sellers shall also provide to the Buyer, copies of, or access to, all technical information, Confidential Information, price lists, marketing information, sales records, customer lists, documents related to the Business and the

Acquired Assets, agreements with vendors, suppliers and manufacturers and any other entities which do business with the Sellers with respect to the Business, and any other business records of the Sellers that would be useful to the Buyer.

                                  ARTICLE III

                                 CONSIDERATION

         3.1 Payment of Purchase Price. At the Closing, in consideration for the Acquired Assets, the Buyer shall (i) issue the Preferred Stock to KSG, and
(ii) issue the Shares to KSG collectively, the "Purchase Price").

         3.2 Additional Consideration. Subsequent to the Closing Date, KSG shall be entitled to receive a percentage of the profit (which for purposes of this Section 3.2 shall mean revenue less all employment related costs (including, without limitation, salaries, commissions, consulting fees, payroll taxes, benefits and travel and entertainment expenses) and less an administrative charge of $25,000 per month) from KSG's customers existing on the Closing Date who become customers of the Buyer thereafter and any new customers of the Buyer procured by the Principals, equal to (a) 15% during the period commencing from the Closing Date and ending on the first anniversary of the Closing Date, and (b) 10% during the period commencing from the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date, as such profit amount shall be determined by the Buyer's independent auditors; provided, however, that the Buyer shall not be required to pay any such profit participation to KSG in the event that at any time during such two year period (or such shorter period pursuant to the term of the Consulting Agreements) (i) any of Hollen, Carlson, Thompson or Burton Hensley, for any reason, has not performed services on behalf of the Company pursuant to their respective Consulting Agreements, (ii) there has been a default or breach under this Agreement, the Consulting Agreements or the Related Agreements, that has not been cured within 30 days thereof or is not curable, or (iii) the Buyer or Parent has submitted a notice of claim with respect to the indemnification obligations pursuant to Article IX and such indemnification obligations have not been satisfied within 30 days of submission of such notice of claim. Payments to KSG pursuant to this Section 3.2 shall be made quarterly in arrears within 60 days following the end of each quarter.

         3.3 Use of Consideration. The Sellers hereby covenant and agree that they shall (i) immediately upon receipt of the Preferred Stock on the Closing Date, assign all of such shares of Preferred Stock to Connecticut Bank of Commerce (the "Bank") in full satisfaction of all amounts due and owing under the CBC Loan Agreement, and the Sellers shall concurrently therewith obtain from the Bank the Release Agreement with respect to release of all Liens and security interests on the assets of the Sellers, including, without limitation, the Acquired Assets, and (ii) immediately upon receipt of any proceeds pursuant to Section 3.2, repay all Indebtedness and other payables validly owing (and not contested) by KSG until same have been paid in full.

         3.4 Allocation of the Purchase Price. Prior to the Closing Date, the parties will mutually agree upon the fair market value of the Acquired Assets in order to establish a Purchase Price allocation for all foreign, federal, state and local tax purposes and shall set forth such allocation on Schedule 3.4 to be delivered prior to the Closing. The Purchase Price for the Acquired Assets, consisting of the Purchase Price under Section
3.1 and the Assumed Liabilities under Section 2.3(a), shall be allocated in accordance with Section 1060 of the Code. Neither party will voluntarily take a position inconsistent therewith upon examination of any such tax return or report, in any refund claim, in any litigation or otherwise with respect to such tax returns. Each party agrees to prepare and timely file Internal Revenue Service Form 8594 ("Asset Acquisition Statement") detailing the agreed upon allocation and any supplemental filing, if necessary, upon determination of any adjustment to the Purchase Price hereunder, to cooperate in every reasonable way with the other party in the preparation of such form(s) and to furnish the other party with a copy of such form(s) prepared in draft within a reasonable period before the due date for filing.

                                  ARTICLE IV

                                    CLOSING

         4.1 Closing. The closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of the Buyer or its counsel, or at such other place as the parties may agree upon, at 10:00 a.m., E.S.T., on the next business day following the date the conditions to Closing are satisfied or waived, or as may be mutually agreed upon by the parties (the "Closing Date").

         4.2 Sellers at Closing. At the Closing, the Sellers shall deliver to the Buyer:

         (a) all of the Acquired Assets;

         (b) a bill of sale duly executed by the Sellers in the form of Exhibit A, attached hereto;

         (c) the following agreements duly executed by the Sellers: the Consulting Agreements, the Confidentiality Agreements, the Registration Rights Agreement and the Release Agreement, each in form and substance satisfactory to the parties thereto, and in substantially the forms attached as Exhibits A, B1, B2, B3, B4, D and E, respectively;

         (d) an incumbency and specimen signature certificate with respect to each of the officers of KSG executing this Agreement, the other agreements required to be delivered pursuant to Sections 4.2(c) and (e) hereof and any other documents, agreements, instruments and certificates delivered hereunder, on behalf of KSG;

         (e) an Assignment and Assumption Agreement duly executed by the Sellers in the form of Exhibit F attached hereto;

         (f) the certificates required to be delivered pursuant to Section 8.1(e) hereof;

         (g) consent to assignment of all Intellectual Property Rights and any other Contracts requiring consent in connection with consummation of the transactions contemplated by this Agreement;

         (h) an estoppel certificate or other evidence of satisfaction with respect to the CBC Loan Agreement;

         (i) all authorizations necessary for ownership, use and operation of the Business and the Acquired Assets; and

         (j) all such other documents, agreements, instruments, consents or certificates required to be delivered to Buyer under the provisions of this Agreement or as Buyer may deem reasonably necessary or appropriate to effect, evidence or facilitate the transactions contemplated by this Agreement and vest in Buyer good and marketable title to the Acquired Assets.

       4.3 Buyer at Closing. At the Closing, Buyer shall:

         (a) deliver the Purchase Price, which shall contain appropriate restrictive legends, and the Registration Rights Agreement;

         (b) deliver to KSG an Assignment and Assumption Agreement duly executed by the Buyer in the form of Exhibit F attached hereto;

         (c) deliver to the Sellers the following agreements duly executed by the Buyer: the Consulting Agreements and the Confidentiality Agreements; and

         (d) deliver to the Sellers all such documents, agreements, instruments or certificates required to be delivered to the Sellers under the provisions of this Agreement or as the Sellers may deem reasonably necessary or appropriate to effect, evidence or facilitate the transactions contemplated by this Agreement.

      4.4 Further Assurances.

         (a) From time to time, each of the Sellers shall, subject to the provisions of this Agreement, execute and deliver such other good and sufficient instruments of sale, transfer, conveyance and assignment as the Buyer may reasonably request in order to sell, convey, transfer and assign to the Buyer, or to vest in the Buyer good and marketable title to the Acquired Assets, or otherwise to carry out the purposes and intent of this Agreement (including, without limitation, all Exhibits hereto). From time to time the Buyer shall, at its expense, execute and deliver such instruments and documents as the Sellers may reasonably request to cause the Buyer to assume the Assumed Liabilities or otherwise carry out the purposes and intent of this Agreement.

         (b) The Buyer, each of the Sellers and their respective Affiliates will cooperate with each other in connection with any audit by the Internal Revenue Service or any other taxing authority (including, without limitation, foreign, federal, state or local authorities) of any tax return or report in connection with the Acquired Assets or the Business (including the use, operation, or ownership thereof), the transferred employees or the sale of the Acquired Assets hereunder. The party responsible for the applicable tax liability shall have the sole right, at its sole expense, to conduct any audit or any other proceeding before any such taxing authority, to prepare and file any amended tax return, claim for refund or Tax Court petition, to prosecute any such claim and to select counsel, to engage in litigation and to consent to any settlement in connection therewith with respect to any taxes for any such period, and the other party will execute and deliver, or cause to be executed and delivered, to the responsible party or its designees, all instruments (including, without limitation, powers of attorney) reasonably requested by the responsible party in order to implement the provisions of this Section 4.4(b).

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Except as otherwise set forth in the Sellers' disclosure schedule delivered to the Buyer and Parent concurrently with the parties' execution of this Agreement (the "Sellers' Disclosure Schedule"), which statements contained in the Sellers' Disclosure Schedule shall also be deemed to be representations and warranties made and given by the Sellers under this Article V of this Agreement, each of the Sellers hereby jointly and severally represents and warrants to each of the Buyer and Parent as follows:

      5.1 Organization, Standing and Qualification; Subsidiaries.

         (a) KSG and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. KSG and each of its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which its property is owned, leased or operated or the nature of the Business conducted by it makes such qualification or licensing necessary. Section 5.1 of the Sellers' Disclosure Schedule lists all lines of business constituting the Business, the names (registered or otherwise) in which KSG does business, the complete and correct list of all of the Principals' Affiliates and KSG's subsidiaries and their respective jurisdictions of incorporation or organization (such list to include the ownership structure of each entity and the jurisdiction in which each entity is doing business and whether each is qualified or licensed to do business in such jurisdiction), and the names and titles of all officers and directors of KSG. KSG has delivered to the Buyer or its counsel complete and correct copies of its and each of its subsidiaries' certificate of incorporation and bylaws, as currently in effect.

         (b) All the outstanding shares of capital stock of, or other equity interests in, each of KSG's subsidiaries have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by KSG, free and clear of all Liens and security interests of any kind or nature whatsoever and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws, and no other person or entity has any rights of any nature to acquire any securities of any of such subsidiaries. Neither KSG nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity.

         5.2 Authority. Each of the Sellers has all requisite corporate or other power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Sellers. This Agreement has been duly executed and delivered by each of the Sellers and the Related Agreements, when executed and delivered by each of the Sellers, will constitute legal, valid and binding obligations of each of the Sellers, enforceable against each of the Sellers in accordance with its respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights in general and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         5.3 Capitalization; Equity Interest.

         (a) The authorized capital stock of KSG as of the date hereof consists, and as of the Closing Date will consist, of 26,000,000 shares of Class A Common Stock and 4,000,000 shares of Class B Common Stock, par value $.001 per share (the "KSG Common Stock"). As of the date hereof, 12,400,000 shares of KSG's Class A Common Stock are issued and outstanding and no shares of KSG's Class B Common Stock are issued and outstanding. Except as set forth in Section 5.3(a) of the Seller's Disclosure Schedule, there are no other securities of KSG issued or outstanding or options and warrants granted on or prior to the date hereof, no shares of KSG's Common Stock are held in KSG's treasury and there are no other shares of capital stock of KSG authorized, issued or outstanding. All outstanding shares of KSG's capital stock are duly authorized, validly issued, fully paid and non-assessable and free of Liens and preemptive rights.

         (b) Except as set forth in Section 5.3(a), there are no: (i) shares of capital stock of KSG authorized, issued or outstanding, (ii) securities convertible into or exchangeable or exercisable for, or any options, warrants, calls, puts, subscriptions or other rights (preemptive or otherwise) to acquire, directly or indirectly, any shares of capital stock of KSG or its subsidiaries, (iii) agreements or contractual commitments, whether written or oral, relating to the capital stock of KSG or its subsidiaries or obligating KSG or its subsidiaries to issue, sell, repurchase, redeem or otherwise acquire any shares of capital stock of KSG or its subsidiaries or any such securities, options, warrants, calls, puts, subscriptions or other rights, (iv) Liens relating to any capital stock of KSG or its subsidiaries, (v) rights or contractual commitments of KSG or its subsidiaries (whether written or oral) that give any Person any right to reserve or exercise any benefits or rights similar to any rights enjoyed by or accruing to the Principals or (vi) rights or contractual commitments of KSG or its subsidiaries (whether written or oral) to provide funds to or make any investment in any other Person.

     5.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement or the Related Agreements, nor the consummation of the transactions contemplated hereby or thereby nor compliance by the Sellers with any of the provisions hereof or thereof will (i) conflict with or result in a breach of the certificate of incorporation, bylaws or other constitutive documents of KSG or any of its subsidiaries, (ii) conflict with or result (with or without notice or lapse of time or both) in a default (or give rise to any right of reimbursement, termination, cancellation, modification or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, license, franchise, permit agreement or other instrument or obligation to which any of the Sellers or any of their respective subsidiaries is a party, or by which any of the Sellers or any of their respective subsidiaries or their respective properties or assets may be bound or affected, except for such conflict, breach or default as to which requisite waivers or consents are described in Section 5.4 of the Sellers' Disclosure Schedule and are required to be obtained prior to Closing, (iii) violate any Law, statute, rule or regulation or order, writ, injunction, judgment or decree (each, an "Order") applicable to any of the Sellers or any of its subsidiaries or their respective properties or assets or (iv) result in the creation or imposition of any Lien upon any property or assets used or held in connection with the Business. Except as set forth in Section 5.4 of the Sellers' Disclosure Schedule, no consent or approval by, or any notification of or filing with, or other action of any Person (governmental or private) is required in connection with the execution, delivery and performance by the Sellers of this Agreement or any Related Agreement. There is no Proceeding pending or, to the knowledge of the Sellers, threatened against the Sellers or any of their respective assets or properties that seeks to prevent the consummation of the transactions contemplated herein or in any Related Agreement.

      5.5 Books and Records. The minute books and other similar records of KSG and each of its subsidiaries made available to the Buyer prior to the execution of this Agreement contain a true, correct and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the shareholders, the board of directors and committees of the board of directors of KSG and each of its subsidiaries. The stock transfer ledger and other similar records of KSG and each of its subsidiaries made available to the Buyer prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of KSG and each of its subsidiaries. No Books and Records of KSG and each of its subsidiaries have been recorded, stored, maintained, operated or are otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means or access thereto and therefrom) are not under the exclusive ownership and direct control of KSG and each of its subsidiaries. "Books and Records" means, collectively, all files, documents, instruments, papers, books and records relating to the business or the condition of a company, including financial statements, tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, corporate seals, stock transfer ledgers, contracts, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

      5.6 Financial Statements; Certain Financial Information.

         (a) KSG has previously delivered to the Buyer true and complete copies of the following financial statements: (i) the unaudited consolidated balance sheet of KSG and its subsidiaries as of June 30, 2001 and the related unaudited statements of operations and cash flows of KSG for the six months then ended (such balance sheet as of June 30, 2001 (the "Interim Balance Sheet Date") is referred to herein as the "Interim Balance Sheet" and all of the financial statement described in this clause (i) are referred to as the "Interim Financial Statements"); and (ii) the audited consolidated balance sheets of KSG and its subsidiaries for the fiscal years ended December 31, 1998, December 31, 1999 and December 31, 2000 and the related audited statements of operations and cash flows of KSG and its subsidiaries for the fiscal years then ended (except with respect to fiscal 2000 which have been reviewed by KSG's independent accountants), certified by KSG's independent certified public accountants (the "Audited Financials") (such financial statements described in clauses (i) and (ii) and any notes thereto are hereinafter collectively referred to as the "Financial Statements"). Each of the balance sheets included in the Financial Statements is true, complete and correct, and each of the balance sheets included in the Financial Statements presents fairly the financial position of KSG and its subsidiaries as of the respective date of such balance sheet, in each case in accordance with GAAP, subject, in the case of the Interim Balance Sheet, to year-end adjustments and the absence of notes. Each of the statements of operations and cash flows included in the Financial Statements is true, complete and correct, and each of the statements of operations and cash flows included in the Financial Statements presents fairly the results of operations of KSG and its subsidiaries for the periods set forth therein, in each case in accordance with GAAP, subject, in the case of the Interim Balance Sheet, to year-end adjustments and the absence of notes. The Financial Statements were compiled from the Books and Records regularly maintained by management and used to prepare financial statements of KSG and its subsidiaries in accordance with the principles stated therein. The Sellers have maintained the Books and Records in a manner sufficient to permit the preparation of the Financial Statements in accordance with GAAP. The Books and Records fairly reflect the income, expenses, assets and liabilities of KSG and its subsidiaries and provide a fair and accurate basis for the preparation of the Financial Statements.

         (b) All reserves established by KSG and its subsidiaries are reflected on the Interim Balance Sheet and are adequate and are stated in accordance with GAAP, including reserves for bad debt, vacation, sick leave and similar paid leave. There are no loss contingencies that are required to be accrued by Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for on such Interim Balance Sheet.

      5.7 Absence of Undisclosed Liabilities. Except as set forth on Section
5.7 of the Sellers' Disclosure Schedule, KSG and each of its subsidiaries do not have, and as a result of the transactions contemplated herein will not have, any Indebtedness (as defined below), liabilities or obligations of any nature (whether known or unknown, absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise, and whether due or to become due), except for the Indebtedness, liabilities and obligations (i) reflected on the Interim Balance Sheet (including the notes thereto); or (ii) incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet and which do not exceed $5,000 individually or $10,000 in the aggregate. Notwithstanding the foregoing, on the Closing Date, (i) KSG and each of its subsidiaries will have no pension liabilities and no contingent liabilities required to be reported in accordance with GAAP, including as a result of the transactions contemplated herein; (ii) any related party receivables of KSG and each of its subsidiaries will have been collected; and
(iii) KSG and each of its subsidiaries will have no related party payables (accrued or unaccrued, contingent or fixed), except as set forth in Section 5.7 of the Sellers' Disclosure Schedule. "Indebtedness" means all obligations of KSG or any of its subsidiaries as of any date, (i) for borrowed money, including such indebtedness payable to any stockholder, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for which interest charges are customarily paid, (iv) under conditional sale or other title retention agreements relating to property or assets purchased by KSG or any of its subsidiaries, (v) issued or assumed as the deferred purchase price of property or services (other than trade accounts payable and accrued obligations incurred in the ordinary course of business consistent with past practice), (vi) under capital leases, (vii) in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (viii) as an account party in respect of letters of credit and bankers' acceptances, (ix) with respect to the issuance of preferred stock, (x) with respect to Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by KSG or any of its subsidiaries, (xi) in the nature of guarantees of Indebtedness of others, (xii) with respect to any warrants and (xiii) with respect to any negative cash balances, and other such similar amounts in each case, as of such date, including accrued interest, premiums and penalties upon prepayment as of such date; provided, however, that Indebtedness does not include accounts payable of KSG or any of its subsidiaries and other operating expenses (such as payroll) incurred by KSG or any of its subsidiaries in the ordinary course of business consistent with past practice and, in either case, does not, individually or in the aggregate, exceed $10,000 except as set forth on the Interim Financial Statements.

      5.8 Absence of Certain Changes or Events. Except as set forth in
Section 5.8 of the Sellers' Disclosure Schedule, since December 31, 2000, neither KSG nor any of its subsidiaries has:

         (a) made any material change in its business or operations or in the manner of conducting its business;

         (b) suffered any event, violation or other matter that would have a material adverse effect on the Business, condition (financial or otherwise), assets, liabilities, operations, properties or prospects of the Sellers (a "Material Adverse Effect"), and no fact or condition exists that would reasonably be expected to cause a Material Adverse Effect in the future;

         (c) suffered any material casualty loss (whether or not insured) or condemnation or other taking;

         (d) other than in the ordinary course of business, entered into any employment or consulting contract or commitment (whether oral or written) or compensation arrangement or employee benefit plan, or changed or committed to change (including any change pursuant to any bonus, pension, profit-sharing or other plan, commitment, policy or arrangement) the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants, or made any pension, retirement, profit-sharing, bonus or other employee welfare or benefit payment or contribution;

         (e) declared, paid or made, or set aside for payment or making, any dividend or other distribution in respect of its common stock or other capital stock or securities, or directly or indirectly redeemed, purchased or otherwise acquired any of its common stock or other capital stock or securities, or combined or subdivided or in any way changed any of the terms or provisions of its common stock or other capital stock or securities;

         (f) paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any property or assets (real, personal or mixed, tangible or intangible) to, or entered into, amended or waived any rights under any transactions, agreements or arrangements with or for the benefit of, any of its stockholders or any of their respective Affiliates, associates or family members or any of its officers or directors or any Affiliate or associate of its officers or directors;

         (g) made or proposed any change in any accounting or tax principles, practices or methods, including its accounts payable or accounts receivable practices and terms (including reserves), except for such changes which are both (x) required by GAAP or by Law and (y) set forth in Section 5.8(g) of the Sellers' Disclosure Schedule;

         (h) incurred any liability (whether known or unknown, absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise, and whether due or to become due), except for current liabilities reflected on the Interim Balance Sheet or incurred after the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice and not exceeding $5,000 individually or $10,000 in the aggregate;

         (i) canceled or waived rights with respect to any debts or other obligations owed to or claims held by the Sellers (including the settlement of any claims or litigation or other Proceeding);

         (j) accelerated or delayed collection of notes or accounts receivable generated by the Business in advance of or beyond their regular due dates or the dates when the same otherwise would have been collected;

         (k) terminated or amended or suffered the termination or amendment of any Contract pursuant to which KSG or any of its subsidiaries would receive from any Person or pay to any Person more than $5,000 in any calendar year or disposed of or permitted to lapse any item of Intellectual Property Rights;

         (l) made any capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in excess of $5,000 (or $10,000 in the aggregate);

         (m) incurred any Indebtedness; and

         (n) agreed, whether in writing or otherwise, to take any action described in this Section 5.8 or any action which, if taken after the date of this Agreement without the Buyer's consent, would constitute a breach under this Agreement.

      5.9 Real Property. Neither KSG nor any of its subsidiaries have ever owned, nor will own as of the Closing Date, any real property or any option to acquire any real property.

      5.10 Leases.

         (a) All leases of real property as to which KSG or any of its subsidiaries is the lessee or sublessee (the "Leased Real Property"), or personal property as to which KSG or any of its subsidiaries is the lessee or sublessee, are listed in Section 5.10 of the Sellers' Disclosure Schedule (true, correct and complete copies of which have been delivered to the Buyer). All such leases are in full force and effect, are enforceable against KSG or its subsidiaries and the other parties thereto and have not been modified or amended, except as set forth in Section 5.10 of the Sellers' Disclosure Schedule. There exists no default by KSG or any of its subsidiaries under any of such leases or, to the knowledge of the Sellers, by any other party thereto, nor any event which, with the giving of notice or the passage of time or both, would constitute an event of default by KSG or any of its subsidiaries or any other party thereunder.

        (b) There are no leases of real or personal property leased or subleased for the use or benefit of any Person other than KSG or any of its subsidiaries to which KSG or any of its subsidiaries is a party.

      5.11 Title to Acquired Assets. KSG and each of its subsidiaries has good, valid and marketable title to all of the Acquired Assets and the assets shown on the Interim Balance Sheet or acquired since the date of the Interim Balance Sheet, except for assets sold in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet not exceeding $5,000 individually or $10,000 in the aggregate. Except as set forth in Section 5.11 of the Sellers' Disclosure Schedule, the Acquired Assets are free and clear of any Lien. The Acquired Assets are in good operating condition, subject to ordinary wear and tear, and constitute all of the assets, interests and rights held for use or used in connection with the Business and constitute all those necessary to operate the Business as it is currently conducted and in accordance with recent historical practice. All items of personal property with a book value in excess of $5,000 are listed in Section
5.11 of Sellers' Disclosure Schedule.

      5.12 Intellectual Property Rights.

         (a) KSG and each of its subsidiaries is the exclusive owner of all right, title and interest in and to each of the following that are used or licensed in the Business as currently conducted and are included in the Acquired Assets:

               (i) except as set forth in Section 5.12(a)(i) of the Sellers' Disclosure Schedule, and except for commercially available computer software programs, all computer programs, databases and associated system and user documentation (the "Software Products");

               (ii) all copyrights and copyright registrations owned by the Sellers and any of their subsidiaries and Affiliates, including, without limitation, all copyrights and copyright registrations owned by the Sellers and any of their subsidiaries and Affiliates listed in
          Section 5.12(a)(ii) of the Sellers' Disclosure Schedule and all copyrights and copyright registrations in and to the Software Products or otherwise related to or used in the Business;

               (iii) all patentable inventions, patents and patent applications owned by the Sellers, including, without limitation, all inventions, patents and patent applications owned by the Sellers and any of their subsidiaries and Affiliates listed in Section 5.12(a)(iii) of the Sellers' Disclosure Schedule and all patentable inventions, patents and patent applications relating to or embodied in the Software Products or otherwise related to or used in the Business;

               (iv) all Internet domain names and registrations, trademarks, service marks and trade names, and the applications to register any of them in federal, state or foreign jurisdictions, including, without limitation, all Internet domain names and registrations, trademarks, service marks and trade names, and the applications to register any of them in federal, state or foreign jurisdictions owned by the Sellers and any of their subsidiaries and Affiliates listed in
          Section 5.12(a)(iv) of Sellers' Disclosure Schedule and all Internet domain names and registrations, trademarks, service marks and trade names, and the applications to register any of them in federal, state or foreign jurisdictions now used or contemplated to be used in connection with the Software Products or otherwise related to or used in the Business; and

               (v) except for such trade secrets as may be contained in the third-party software programs listed in Section 5.12(a)(i) of the Sellers' Disclosure Schedule, all trade secrets and other proprietary rights, including those applicable to any of the Software Products, necessary or useful for the operation of the Business as currently conducted.

These items referred to in subparagraphs (i) through (v) of this Section 5.12(a) are herein referred to collectively as the "Intellectual Property Rights."

         (b) Section 5.12(b) of the Sellers' Disclosure Schedule sets forth a list of all licenses and similar agreements between any of the Sellers and any of their subsidiaries and Affiliates, on the one hand, and third parties, on the other hand, under which any of the Sellers and any of their subsidiaries and Affiliates are granted rights to make, use, sell, reproduce, distribute, manufacture, prepare derivative works based upon, perform or display publicly, or license items embodying the patent, copyright, trade secret, trademark or other proprietary rights of such third parties for use in the Business. None of the Sellers and any of their subsidiaries and Affiliates is, nor as a result of the execution and delivery of this Agreement or any Related Agreement or the performance of its obligations hereunder or thereunder will be, in violation of or lose any rights pursuant to any license or similar agreement described in
Section 5.12(b) of the Sellers' Disclosure Schedule. Except as set forth in
Section 5.12(b) of the Sellers' Disclosure Schedule, no Person is entitled to any royalty, fee or other payment with respect to any such agreement or any Intellectual Property Rights.

         (c) Section 5.12(c) of the Sellers' Disclosure Schedule sets forth a list of all agreements under which the Sellers and any of their subsidiaries and Affiliates have granted rights to third parties under the Intellectual Property Rights. Except as set forth in Section 5.12(c) of the Sellers' Disclosure Schedule, all such rights granted have been and are non-exclusive. True, correct and complete copies of all such agreements have been delivered to the Buyer.

         (d) No claims with respect to any Intellectual Property Right have been asserted or, to the knowledge of any of the Sellers, are threatened by any Person, nor do any of the Sellers know of any valid grounds for any bona fide claims against the use by the Sellers and any of their subsidiaries and Affiliates of any Intellectual Property Rights. All Internet domain names granted and issued patents listed in Section 5.12(a)(iii) of the Sellers' Disclosure Schedule, all trademarks, trade names and service marks and all applications to register the same listed in Section 5.12(a)(iv) of the Sellers' Disclosure Schedule, and all copyrights and copyrights registrations listed in
Section 5.12(a)(ii) of the Sellers' Disclosure Schedule are valid, enforceable and subsisting. As of the date hereof, there has not been and there is not any unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, employee, consultant or former employee or consultant of any of the Sellers or any of their subsidiaries and Affiliates.

         (e) No Intellectual Property Rights are subject to any Order restricting in any manner the use or licensing thereof by the Sellers or any of their subsidiaries and Affiliates. None of the Sellers or any of their subsidiaries and Affiliates has entered into any agreement to indemnify any other Person against any charge of infringement of any third party intellectual property rights. Neither the Sellers nor any of their subsidiaries or Affiliates have entered into any agreement granting any third party the right to bring infringement actions or otherwise to enforce rights with respect to any Intellectual Property Rights. KSG has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property Rights.

         (f) Each of the Software Products set forth in Section 5.12(a)(i) of the Sellers' Disclosure Schedule is the most recent version of such Software Product. Except as set forth in Section 5.12(f) of the Sellers' Disclosure Schedule, each of the Software Products set forth in Section 5.12(f) of the Sellers' Disclosure Schedule (the "Core Software Products") conforms substantially to the functional and operational specifications set forth in the respective user manuals and other documentation for such Core Software Product. KSG owns and has possession of all such technical documentation and software tools (including, by way of example and not limitation, all source code, compilers, system documentation, statements of principles of operation and schematics, as applicable) for each of such Core Software Products as are necessary and sufficient for the continued effective use, further development and maintenance of the latest version of each such Core Software Product. The current status of such conformity is set forth in brackets immediately following the name and version number of each such Core Software Product in
Section 5.12(f) of the Sellers' Disclosure Schedule.

         (g) Except as set forth in Section 5.12(g) of the Sellers' Disclosure Schedule, there are no restrictions on the direct or indirect transfer of any Contract, or any interest therein, held by any of the Sellers or any of their subsidiaries or Affiliates in respect of the Intellectual Property Rights or the Software Products. The Sellers have delivered to the Buyer prior to the date hereof documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in the Intellectual Property Rights, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use without reliance on the special knowledge of any Person. Each of the Sellers has taken the necessary security and other measures to protect the secrecy, confidentiality and value of its trade secrets and other Intellectual Property Rights.

         (h) No former or present employee, consultant, officer or director of the Sellers or any of their subsidiaries or Affiliates holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property Rights.

         (i) The Intellectual Property Rights are sufficient and adequate for KSG to carry on the Business as presently constituted.

      5.13 Contracts. Section 5.13 of the Sellers' Disclosure Schedule contains a true and complete list of all written and oral (and a brief description of such oral agreements) material contracts, agreements and other instruments (collectively, "Contracts") to which any of the Sellers is a party
(i) relating to Indebtedness or guaranty of performance or warranty of products or services, (ii) of duration of six months or more from the date hereof and not cancelable by any of the Sellers without material penalty on 30 days' or less notice, (iii) relating to commitments in excess of $5,000, (iv) relating to the employment or compensation of any director, officer, employee, consultant or other agent of any of the Sellers, (v) relating to the sale or other disposition of any assets, properties or rights, (vi) relating to the lease or similar arrangement of any machinery, equipment, motor vehicles, furniture, fixture or similar property, (vii) to which any federal, state or local governmental agency or authority is a party, (viii) between any of the Sellers and any KSG stockholder or Affiliate of any KSG stockholder, (ix) that restricts the operation of any of the Sellers anywhere in the world, (x) pursuant to which any of the Sellers is or may be obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets or stock of other Persons, (xi) providing for the license to the Sellers by third parties of rights to use software or other technology or providing for the performance of development services by or for any third party; or (xii) that is otherwise material to the Business or entered into other than in the ordinary course of business consistent with past practice. None of the Sellers is in default under any such Contract, and there has been no event that with the giving of notice or the passage of time, or both, would constitute such a default or, to the knowledge of the Sellers, any default, or event that with the giving of notice or the passage of time, or both, would constitute such a default, by any other party thereto, existing with respect to any such Contract except for such defaults which, in the aggregate, would result in loss or liability to KSG of no more than $5,000, and none of the Sellers intends, and has not received notice that any party to any such Contract intends, to terminate, amend, not renew or cancel any such Contract. Each of the Contracts listed in Section 5.13 of the Sellers' Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding obligation of the Sellers and, to the Sellers' knowledge, the other parties thereto, enforceable in accordance with its terms. The Sellers have delivered to the Buyer true and complete copies of all written Contracts described in Section 5.13 of the Sellers' Disclosure Schedule. KSG is not currently obligated to pay or liable for any amounts under any of the Contracts, nor are the Sellers aware of any facts or circumstances that could result in any claim under any Contract with respect to periods ending on or before the date of this Agreement, in each instance, for which an accrual on the Sellers Financial Statements is or would have been required under GAAP and has not been made.

         5.14 Litigation. Except as set forth in Section 5.14 of the Sellers' Disclosure Schedule, there are no, nor have there been for the five years prior to the date of this Agreement any, (i) investigations pending or, to the knowledge of the Sellers, threatened affecting or potentially affecting the Sellers or any of their subsidiaries or Affiliates or the Business, (ii) actions, causes of action, claims, suits, proceedings, arbitrations, mediations or other alternative dispute resolution procedures, orders, writs, injunctions or decrees (each, a "Proceeding") entered against, involving, pending or, to the knowledge of the Sellers, threatened against any of the Sellers or any of their subsidiaries or Affiliates or, in each case affecting or potentially affecting the operations of the Sellers or any of their subsidiaries or Affiliates, the Business, assets, properties or prospects of the Sellers or any of their subsidiaries or Affiliates or the Business, at law or in equity, or before or by any governmental entity, and (iii) existing or prior facts, circumstances or conditions that could reasonably form the basis for a Proceeding against any of the Sellers or any of their subsidiaries or Affiliates that would affect or potentially affect the operations of KSG, the Business, assets, properties or prospects of the Sellers or any of their subsidiaries or Affiliate or the Business. None of the Sellers or any of their subsidiaries or Affiliates is in default with respect to any Order of any governmental entity. The Sellers have delivered to the Buyer accurate and complete copies of all documentation relating to each Proceeding.

         5.15 Insurance. All insurance policies relating to the Business are in full force and effect and shall remain in full force and effect through the Closing Date and thereafter (until the scheduled expiration date). With respect to all policies, all premiums currently payable or previously due have been paid, and no notice of cancellation or termination has been received by the Sellers with respect to any such policy. All such policies are sufficient for compliance with all requirements of law and of all Contracts to which any of the Sellers is a party or otherwise bound and are valid, outstanding, enforceable and, to the knowledge of the Sellers, collectible policies and provide insurance coverage that is adequate and customary for businesses of similar size and type. Complete and accurate copies of all such policies and related documentation have previously been delivered to the Buyer.

         5.16 Employee Benefit Plans.

         (a) Except as set forth in Section 5.16 of the Sellers' Disclosure Schedule, neither the Sellers nor any ERISA Affiliate (as defined below) maintains or contributes to, has ever maintained or contributed to, or has or has ever incurred any liability (whether or not contingent) with respect to any employee benefit plan or any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker's compensation, disability, supplementary unemployment benefits, or other plan, arrangement or understanding (whether or not legally binding), or any employment, severance, termination or any similar agreement (each, a "Plan"). "ERISA Affiliate" means (i) any corporation which at any time on or before the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Sellers; (ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the Closing Date is or was under common control (within the meaning of Section 414(c) of the Code) with the Sellers; and (iii) any entity which at any time on or before the Closing Date is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as either the Sellers, any corporation described in clause (i) or any partnership, trade or business described in clause (ii).

         (b) Section 5.16 of the Sellers' Disclosure Schedule contains a list and a brief, general description of each Plan. The Sellers have delivered to the Buyer true and complete copies of (A) each Plan, (B) the summary plan description, if any, for each Plan, (C) the latest annual report, if any, which has been filed with the Internal Revenue Service (the "IRS") for each Plan, (D) the most recent IRS determination letter for each Plan that is a pension plan (as defined in Section 3(2) of ERISA) intended to be qualified under Code
Section 401(a) and (E) copies of reports for the three most recent Plan years showing compliance with discrimination rules under those of Code Sections 401(a), 401(k), 401(m), 419, 419A, 505, 501(c)(9), 105(h), 125 or 129
applicable to such Plan. Each Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Code has been determined by the IRS to be tax qualified under Sections 401(a) and 501(a) of the Code, and, no amendment to or failure to amend any such Plan and, no other circumstance or event has occurred that adversely affects its tax qualified status. There has been no prohibited transaction within the meaning of Section 4975 of the Code and Section 406 of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to any Plan. None of the Sellers have any commitment, whether or not legally binding, to create any additional employee benefit plan (as defined in Section 3(3) of ERISA) or to change the terms of any existing Plan.

         (c) Neither the Sellers nor any ERISA Affiliate has ever maintained an employee benefit plan (as defined in Section 3(3) of ERISA) subject to the provisions of Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA.

         (d) There are no Proceedings by any Plan participant, Plan beneficiary or any representative thereof, (other than routine claims for benefits) pending, or, to the knowledge of the Sellers, threatened, and no facts or circumstances exist which could give rise to any Proceeding. The Sellers have timely satisfied all funding, compliance and reporting requirements for all Plans. No event or condition exists or is reasonably expected to occur in connection with the administration of any Plan that would either (i) subject the Buyer, Parent or any of their Affiliates to any liability, contingent or otherwise to the IRS, the Department of Labor ("DOL") or the Pension Benefit Guarantee Corporation (other than any liability for premiums payments to the Pension Benefit Guarantee Corporation) or (ii) cause the imposition of any lien on the assets of the Buyer, Parent, or any of their Affiliates under the Code or ERISA. No Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the IRS or the DOL. With respect to each Plan, the Sellers have timely paid all contributions (including employee salary reduction contributions) and all insurance premiums that have become due, and any such expense accrued but not yet due has been properly reflected in the Financial Statements. Each Plan has been operated in accordance with its terms and complies in all material respects with all applicable Laws.

         (e) No Plan provides or is required to provide, now or in the future, health, medical, dental, accident, disability, death or survivor benefits to or in respect of any individual beyond termination of employment except to the extent required under any state insurance Law or under Part 6 of Subtitle B of Title I of ERISA and under Section 4980(B) of the Code (COBRA benefits). Except to the extent of such COBRA benefits, no Plan covers any individual other than an employee of KSG or dependents of employees under health and child care Plans disclosed to the Buyer.

         (f) Except as set forth in Section 5.16 of the Sellers' Disclosure Schedule, the consummation of the transactions contemplated by this Agreement and the Related Agreements will not (A) entitle any Person providing or that has provided services at anytime to the Sellers to severance pay or termination benefits for which the Buyer, Parent or any of their Affiliates may become liable, (B) solely as a result of their consummation, increase or accelerate any amount due under any Plan, require assets to be set aside or other forms of security to be provided with respect to any liability under any Plan, or result in any "parachute payment" (within the meaning of Code Section 280G) under any Plan or (C) except as and to the extent accrued or reserved for on the Interim Balance Sheet, obligate the Sellers or any of their Affiliates to pay or otherwise be liable for any compensation (including options, warrants, rights and similar instruments), vacation days, pension contribution or other benefits to any such Person for periods before the Closing Date or for personnel whom KSG does not actually employ.

      5.17 Tax Matters.

         (a) Except as set forth in Section 5.17 of the Sellers' Disclosure Schedule, all federal, state, local and foreign tax returns and tax reports required to be filed by the Sellers and any of their subsidiaries on or prior to the Closing Date (giving effect to any valid requests for extension that have been, or will be, validly filed and granted) have been or will be filed on a timely basis with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed. All such returns and reports are and will be true, correct and complete in all material respects and disclose all taxes required to be paid by the Sellers and any of their subsidiaries. Except as set forth in Section 5.17 of the Sellers' Disclosure Schedule, all federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, excise, employment and other taxes (including interest, penalties and withholdings of tax) due from and payable by the Sellers and any of their subsidiaries with respect to periods through the Closing Date have been or will be fully paid on a timely basis or will be adequately reserved for on the Interim Balance Sheet. Each of the Sellers and any of their subsidiaries is not currently the beneficiary of any extension of time within which to file any tax return. There are no Liens for taxes upon the assets of the Sellers or any of their subsidiaries or Affiliates except for statutory liens for current taxes not yet due.

         (b) No claim has ever been made by an authority in a jurisdiction where each of the Sellers or any of their subsidiaries or Affiliates does not file tax returns that it is or may be subject to taxation by that jurisdiction, and each of the Sellers or any of their subsidiaries or Affiliates has not received any notice or request for information from any such authority.

         (c) No issues have been raised with the Sellers or any of their subsidiaries or Affiliates by the IRS or any other taxing authority in connection with any tax return or report filed by the Sellers or any of their subsidiaries or Affiliates relating to the Sellers or any of their subsidiaries or Affiliates, and there are no issues which, either individually or in the aggregate, could reasonably result in any liability for tax obligations of the Sellers or any of their subsidiaries or Affiliates relating to periods ending on or before the Closing Date in excess of the accrued liability for taxes shown on the Interim Balance Sheet. No waivers or extensions of statutes of limitations have been given or requested with respect to the Sellers or any of their subsidiaries or Affiliates. Except as set forth in Section 5.17(c) of the Sellers' Disclosure Schedule, none of the Sellers or any of their subsidiaries or Affiliates has been, or have received notice that any of the Sellers or any of their subsidiaries or Affiliates may be, subject to an audit by any federal, state, local or foreign tax authority.

         (d) No material differences exist between the amounts of the book basis and tax basis of assets that are not accounted for by an accrual on the books of KSG for income tax purposes. The Sellers will not be required to recognize for income tax purposes in a taxable year beginning on or after the Closing Date any amount of income or gain which it would have been required to recognize under the accrual method of accounting for tax purposes in a tax period ending on or before the Closing Date as a result of the installment method of accounting, the completed contract method of accounting, the cash method of accounting or a change in method of accounting.

         (e) All transactions or methods of accounting that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code for tax returns filed on or before December 31, 1990, and within the meaning of Section 6662 of the Code for tax returns filed after December 31,
1990) have been adequately disclosed on the tax return in accordance with
Section 6661(b)(2)(B) of the Code for tax returns filed on or prior to December 31, 1990, and in accordance with Section 6662(d)(2)(B) of the Code for tax returns filed after December 31, 1990.

         (f) None of the Sellers or any of their subsidiaries or Affiliates is or has been a United States real property holding company (as defined in Section 897(2) of the Code) during the applicable period specified in Section 897(c)(1)(11) of the Code.

         (g) The Sellers and each of their subsidiaries and Affiliates have complied (and until the Closing will comply) with all applicable Laws relating to the payment and withholding of taxes (including withholding and reporting requirements under Section 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any other Laws) and, within the time and in the manner prescribed by Law, has withheld from wages, fees and other payments and paid over to the proper governmental or regulatory authorities all amounts required.

         (h) None of the Sellers or any of their subsidiaries and Affiliates is a party to any tax-sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect on the Closing Date.

         (i) None of the Sellers or any of their subsidiaries or Affiliates is subject to any liability under Treasury Regulations 1.1502-6 or any comparable provision of state, local or foreign tax law or regulation.

         (j) There are no tax rulings, requests for rulings, closing agreements or changes of accounting method relating to the Sellers or any of their subsidiaries or Affiliates that could affect their liability for Taxes for any period after the Closing. No power of attorney with respect to any matter relating to Taxes of the Sellers or any of their subsidiaries or Affiliates is currently in force. None of the Sellers nor any of their subsidiaries and Affiliates has any deferred gain or loss (i) arising from deferred intercompany transactions (as referred to in Treasury Regulations Section 1.1502- 13), or (ii) with respect to the stock or obligations of any other member of the Sellers' affiliated group (as described in Treasury Regulations Section 1.1502-14). None of the Sellers has filed a consent under Section 341(f) of the Code or any comparable provision of state revenue statutes. No property of the Sellers or any of their subsidiaries or Affiliates is "tax-exempt use property" within the meaning of Section 168(h) of the Code. None of the Sellers or any of their subsidiaries or Affiliates is a party to any lease made pursuant to Section 168(f) of the Code. Any amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement or the Related Agreements by any employee, officer or director of the Sellers or any of their subsidiaries or Affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulations Section 1.280G-1) under any Employee Plans or other compensation arrangement entered into or in effect prior to the Closing would not be characterized as an "excess parachute payment" or a "parachute payment" (as such terms are defined in Section 280G(b)(1) of the Code).

         (k) None of the Sellers or any of their subsidiaries or Affiliates file, and has never filed or been included in, a consolidated Return for federal Income Tax purposes.

         (l) For purposes of this Agreement, except as otherwise expressly provided, unless the context otherwise requires:

         "income taxes" means any federal, state, local, or foreign income, or franchise Tax and in each instance any interest, penalties, or additions to tax attributable to such Tax;

         "return" means any report, return, statement, estimate, declaration, form, or other information required to be supplied to a taxing authority in connection with Taxes; and

         "tax" or "taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local, or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties, or additions to tax attributable to any such Tax.

      5.18 Environmental Matters.

         (a) The operations of the Sellers and each of their subsidiaries and Affiliates comply with all applicable federal, state, local, and foreign laws, codes, regulations, requirements, directives, Orders and common law, and all administrative or judicial interpretations thereof that may be enforced by any governmental entity, other Person or court, relating to pollution, the protection of human health, the protection of the environment or the emission, discharge, disposal, storage, transportation, Release or threatened Release of materials in or into the environment, including the Occupational Safety and Health Act (collectively, "Environmental Laws"). "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or into or out of any property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Leased Real Property or other property. "Contaminant" means any pollutant contaminant, chemical or industrial, hazardous or toxic material or waste for which liability or standards of conduct are imposed under Environmental Laws, and includes asbestos or asbestos-containing materials, PCBs, and petroleum, oil or petroleum or oil products or derivatives.

         (b) Each of the Sellers and their subsidiaries and Affiliates has obtained all environmental, health and safety Governmental Permits (as defined in Section 5.21) necessary for the operation of the Business, and all such Governmental Permits are in full force and effect and will not be revoked, suspended or otherwise adversely affected by the consummation of the transactions contemplated hereby. Each of the Sellers and their subsidiaries and Affiliates is in compliance with all terms and conditions of such Governmental Permits.

         (c) Each of the Sellers and their subsidiaries and Affiliates is not subject to any judicial, administrative or other Proceeding, Order or settlement alleging or addressing a violation of or liability or Indebtedness under any Environmental Law.

         (d) None of the Sellers or their subsidiaries or Affiliates has received any notice or claim (whether written or oral) to the effect that it is or may be liable to any governmental entity or any other Person as a result of the Release or threatened Release of a Contaminant, and, to the knowledge of the Sellers and their subsidiaries and Affiliates, there are no existing or prior facts, circumstances or conditions that could reasonably form the basis for such a notice or claim against the Sellers or their subsidiaries or Affiliates.

         (e) Except as set forth in Section 5.18(e) of the Sellers' Disclosure Schedule, there have been no environmental investigations, studies, audits, tests, reviews or other analysis conducted by or on behalf of, or which are in the possession of, the Sellers or their subsidiaries or Affiliates in relation to any site or facility now or previously owned, operated or leased by the Sellers or their subsidiaries or Affiliates which have not been delivered to the Buyer prior to the execution of this Agreement.

      5.19 Labor Relations; Employees.

         (a) There is no labor strike, dispute, slowdown, stoppage or lockout pending, affecting, or, to the knowledge of the Sellers and their subsidiaries and Affiliates, threatened against the Sellers or their subsidiaries or Affiliates, and during the last five years there has not been any such action, and there are no existing or prior facts, circumstances or conditions that are reasonably likely to lead to such an action. There are no union claims to represent the employees of any of the Sellers or their subsidiaries or Affiliates, nor have there been any such claims within the last five years. There is no written or oral contract, commitment, agreement, understanding or other arrangement with any labor organization or multi-employer or union benefit or pension fund, or work rules or practices agreed to with any labor organization or employee association, applicable to employees of any of the Sellers or their subsidiaries or Affiliates, nor is any of the Sellers or their subsidiaries or Affiliates a party to or bound by any collective bargaining or similar agreement. There is, and within the last five years has been, no representation of the employees of any of the Sellers or their subsidiaries or Affiliates by any labor organization and, to the knowledge of the Sellers and their subsidiaries and Affiliates, there are no union organizing activities among the employees of any of the Sellers or their subsidiaries or Affiliates, nor does any question concerning representation exist concerning such employees.

         (b) Section 5.19(b) of the Sellers' Disclosure Schedule sets forth all personnel policies, rules or procedures (whether written or oral) applicable to employees of the Sellers and their subsidiaries and Affiliates, and the Sellers have delivered to the Buyer complete and accurate copies of all such written policies, rules or procedures plus summaries of all oral policies, rules or procedures. Neither the Sellers nor any of their subsidiaries or Affiliates has engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, ordinance or regulation, and each of the Sellers and their subsidiaries and Affiliates is and has for the past five years been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. There is no unfair labor practice charge or complaint against the Sellers or any of their subsidiaries or Affiliates pending or, to the knowledge of the Sellers or any of their subsidiaries or Affiliates, threatened before the National Labor Relations Board or any similar state or foreign agency, and there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis therefor. There is no grievance pending or, to the knowledge of the Sellers and their subsidiaries and Affiliates, threatened against any of the Sellers or their subsidiaries or Affiliates arising out of any collective bargaining agreement or other grievance procedure, and there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis therefor. There are no charges with respect to or relating to any of the Sellers or their subsidiaries or Affiliates pending or, to the knowledge of the Sellers and their subsidiaries and Affiliates, threatened before the Equal Employment Opportunity Commission or any other governmental entity responsible for the prevention of unlawful employment practices, and there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis therefor. There are no workers compensation claims pending, and the Sellers and their subsidiaries and Affiliates have no knowledge of any such potential claim. The Sellers and their subsidiaries and Affiliates have not received notice of the intent of any government entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to the Sellers and, to the knowledge of the Sellers and their subsidiaries and Affiliates, no such investigation is in progress. No complaints, lawsuits or other Proceedings are pending or, to the knowledge of the Sellers and their subsidiaries and Affiliates, threatened in any forum by or on behalf of any present or former employee of any of the Sellers or their subsidiaries or Affiliates, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract for employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with any employment relationship.

         (c) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), none of the Sellers or their subsidiaries or

Affiliates has effectuated or experienced (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility used by any of the Sellers or their subsidiaries or Affiliates; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility used by any of the Sellers or their subsidiaries or Affiliates, nor has any of the Sellers or their subsidiaries or Affiliates been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of the Sellers' employees has suffered an "employment loss" (as defined in the WARN Act) at any time prior to the Closing Date.

         (d) Each of the Sellers and their subsidiaries and Affiliates has complied with all employment verification procedures including proper completion of Forms I-9 as it relates to all of its current and former employees. Each of the Sellers and their subsidiaries and Affiliates has complied with all applicable immigration, visa and work-related laws, codes and regulations of the United States in general.

      5.20 Compliance with Law. Each of the Sellers and their subsidiaries and Affiliates has complied for the past five years and is presently complying with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments, decrees or other pronouncements having the effect of any of the foregoing, of all governmental entities having jurisdiction (collectively, "Laws"), including the Federal Occupational Safety and Health Act and all Laws relating to the safe conduct of business and environmental protection and conservation, the Civil Rights Act of 1964 and Executive Order 11246 concerning equal employment opportunity obligations of federal contractors and any applicable health, sanitation, fire, safety, labor, zoning and building laws. The Sellers have not received written notification of any asserted present or past failure by the Sellers or any of their subsidiaries or Affiliates to so comply with the Laws and there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis for such notification or assertion. The representations of this Section 5.20 are intended to be in addition to and not as a qualification of any other Section in this Article V.

      5.21 Government Permits. Each of the Sellers and their subsidiaries and Affiliates owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from all governmental entities that are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct the Business substantially as currently conducted (herein collectively called "Governmental Permits"). Such Governmental Permits are in full force and effect, no violations are or have been recorded in respect thereof, no Proceeding is pending, or, to the knowledge of the Sellers and their subsidiaries and Affiliates, threatened, to revoke or limit any thereof or to affect the rights of the Sellers or any of their subsidiaries or Affiliates under any thereof. The Sellers and their subsidiaries and Affiliates do not know of any basis for any such Proceeding, and none of such Governmental Permits will be revoked, suspended or otherwise adversely affected by the consummation of the transactions contemplated hereby.
Section 5.21 of the Sellers' Disclosure Schedule sets forth a list and brief description of each Governmental Permit. Complete and correct copies of all Governmental Permits have been delivered to the Buyer.

      5.22 Bank Accounts; Powers-of-Attorney. Section 5.22 of the Sellers' Disclosure Schedule contains a true and complete list of (i) all bank accounts and safe deposit boxes of KSG and its subsidiaries and all Persons who are signatories thereunder or who have access thereto and (ii) the names of all Persons holding general or special powers-of-attorney from the Sellers and a summary of the terms thereof, true copies of all such powers-of-attorney have been previously delivered to the Buyer.

      5.23 Brokers or Finders. Neither the Buyer, Parent nor any of their Affiliates will have any obligation to pay any broker's, finder's, investment banker's, intermediary's, financial advisor's or similar fee in connection with this Agreement or the Related Agreements or the transactions contemplated herein or therein by reason of any action taken by or on behalf of the Sellers or any of their respective subsidiaries or Affiliates.

      5.24 Transactions with Affiliates.

         (a) Except as set forth in Section 5.24(a) of the Sellers' Disclosure Schedule, each of KSG and its subsidiaries has no outstanding Indebtedness, liabilities or obligations of any nature (accrued or unaccrued, contingent or fixed) for amounts owing to, or notes or accounts receivable from, or leases, contracts or other commitments or arrangements with or for the benefit of, any of KSG's stockholders, or any of their respective Affiliates, associates or family members, or any of KSG's directors, officers or employees or Affiliates of any of the foregoing.

         (b) As of the Closing Date, (i) all Indebtedness, liabilities and obligations set forth in Section 5.24(a) of the Sellers' Disclosure Schedule shall have been repaid in cash and in full, (ii) all amounts owing on notes and all accounts receivable set forth in Section 5.24(a) of the Sellers' Disclosure Schedule shall have been collected by KSG in cash and in full and (iii) all leases, contracts and other commitments and arrangements set forth in Section 5.24(a) of the Sellers' Disclosure Schedule shall have been irrevocably terminated without continuing liability on the part of the Buyer, Parent or KSG.

         (c) Since December 31, 2000, neither KSG nor its subsidiaries has made any payments, loans or advances of any kind or paid any dividends or distributions of any kind to or for the benefit of KSG's stockholders or any of their respective Affiliates, associates or family members.

      5.25 Customers and Suppliers. Section 5.25 of the Sellers' Disclosure Schedule sets forth a true and complete list of the names and addresses of the ten largest suppliers (and for each such supplier the dollar volume and percentage of total purchases of similar items from all suppliers of such item) of products and services to KSG and its subsidiaries and the ten largest customers (and for each such customer the dollar volume and percentage of total sales to all customers) of products and services of KSG and its subsidiaries during the 12 months ended December 31, 1999 and December 31, 2000, indicating any existing contractual arrangements for continued supply from or to each such firm. Except as set forth in Section 5.25 of the Sellers' Disclosure Schedule, there exists no actual or, to the knowledge of the Sellers, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of KSG and its subsidiaries with any customer or group of customers which are listed in Section 5.25 of the Sellers' Disclosure Schedule or which are otherwise material to the operations of the Business, or with any supplier or group of suppliers which are listed in Section 5.25 of the Sellers' Disclosure Schedule or which are otherwise material to the operations of the Business, and none of the Sellers or any of their subsidiaries or Affiliates has received any report or other information from any employee, sales representative or other Person who reports to the Sellers on such matters in the ordinary course of business regarding the existence of any present or future condition or state of facts or circumstances involving customers, suppliers or sales representatives (including the consummation of the transactions contemplated in this Agreement) that would materially adversely affect the Business or the prospects of KSG or the Business or prevent the conduct of the Business after the consummation of the transactions contemplated in this Agreement on substantially the same terms as the Business has been conducted. The Sellers have delivered to the Buyer copies of all written Contracts or other arrangements and written summaries of any oral arrangements with the customers and suppliers listed in Section 5.25 of the Sellers' Disclosure Schedule.

      5.26 Accounts Receivable and Payables. The accounts and notes receivable and all other receivables shown on the Interim Balance Sheet (subject to reserves for non-collectibility as reflected therein), and all receivables acquired or generated by KSG and its subsidiaries since June 30, 2001, are bona fide receivables and represent amounts due with respect to actual, arm's-length transactions entered into in the ordinary course of business consistent with past practice and, except as set forth in Section 5.26 of the Sellers' Disclosure Schedule, the Sellers are not aware of any facts or circumstances that would render such amounts uncollectable in excess of the reserves for such recorded on the Interim Balance Sheet. Such reserves for non-collectibility have been reflected on the Interim Balance Sheet in accordance with GAAP and are adequate. No such account has been assigned or pledged to any other Person, and no defense or set-off or similar right to any such account has been asserted by the account obligor.

      5.27 Guarantees.

         (a) Except as set forth in Section 5.27(a) of the Sellers' Disclosure Schedule, none of the Indebtedness, liabilities or obligations of KSG or any of its subsidiaries is guaranteed by KSG stockholders or their respective Affiliates, associates or family members or by any of KSG'S officers, directors or employees or Affiliates of any of the foregoing.

         (b) Except as set forth on Section 5.27(b) of the Sellers' Disclosure Schedule, none of KSG or any of its subsidiaries is a guarantor or co-obligor of any Indebtedness, liability or obligation of any KSG stockholder or any KSG stockholder's Affiliates, associates or family members or of KSG's officers, directors or employees or Affiliates of any of the foregoing.

      5.28 Common Activities. In the conduct of the Business, the assets of KSG and its subsidiaries have not been commingled with those of any Affiliate or associate of KSG, and KSG and its subsidiaries have not engaged in any joint activities with regard to the purchase or sale of products or services, failed to maintain appropriate distinction between the Business and assets and property of KSG and its subsidiaries and those of any other Person or engaged in any other acts or omitted to take any other action which could reasonably be expected to form the basis for any claim or assertion that KSG or any of its subsidiaries or its property or assets were responsible for any Indebtedness, liability or obligation of any other Person.

      5.29 Disclosure. The representations and warranties by the Sellers in this Agreement and the Related Agreement and the statements contained in the Sellers' Disclosure Schedule or any other schedules, certificates, documents, exhibits and agreements referred to herein or otherwise furnished or to be furnished by the Sellers to the Buyer or Parent pursuant to this Agreement and the Related Agreements or in connection with the transactions contemplated hereby or thereby do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading. The Sellers have delivered to the Buyer or its counsel true and complete copies of all material certificates, exhibits, schedules, agreements or documents and has notified the Buyer or its counsel of all events, facts, circumstances, violations or other matters that to the best of their knowledge after due inquiry may have a Material Adverse Effect on the Business, transactions contemplated in this Agreement or the Related Agreements, or the business or operations of the Buyer or Parent subsequent to the consummation of the transactions contemplated hereby.

      5.30 Investment Representations. Each of the Sellers acknowledges, represents and warrants that:

         (a) the Shares and the shares of Preferred Stock are being acquired for the account of KSG and not with a view to, or for sale in connection with, the distribution thereof, nor with any present intention of distributing or selling any of such Shares and shares of Preferred Stock;

         (b) they have been advised that the Shares and shares of Preferred Stock have not been registered under the Securities Act on the ground that no distribution or public offering of the Shares and shares of Preferred Stock are to be effected, and in this connection Parent is relying in part on their representations set forth in this Section;

         (c) the Sellers have sufficient available financial resources to provide adequately for their current needs and can bear the economic risk of the complete loss of their investment in the Shares and shares of Preferred Stock without materially affecting their financial condition.

         (d) the transfer of the Shares and shares of Preferred Stock has not been registered under the Securities Act, and the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available and the Company is under no obligation to register the Shares and shares of Preferred Stock; and

         (e) they understand that the Shares are restricted securities within the meaning of Rule 144 promulgated under the Securities Act; that the exemption form registration under Rule 144 will not be available unless (i) a public trading market then exists for the common stock of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with

         (e) Parent has provided the Sellers with the opportunity to meet and confer with representatives of Parent regarding all aspects of its business and has afforded the Sellers the opportunity to obtain additional information concerning the Company and has answered all questions to the satisfaction of the Sellers.

                                  ARTICLE VI

               REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

      The Buyer and Parent represent and warrant to the Sellers as follows:

      6.1 Organization, Standing and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is duly qualified or licensed to do business and in good standing in each jurisdiction in which its property is owned, leased or operated or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on Parent. The buyer is a corporation duly organized, validly existing and in good standing under the laws of New York. The Buyer has not engaged in any business (other than in connection with this Agreement and the transactions contemplated hereby) since the date of its incorporation.

      6.2 Authority.

         (a) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Parent has all requisite corporate power and authority to enter into the Related Agreements to which it is a party, and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent. This Agreement does, and, when executed and delivered by Parent, the Related Agreements to which it is a party will, constitute legal, valid and binding obligations of Parent, enforceable against Parent in accordance with its respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights in general and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         (b) The Buyer has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer. This Agreement does, and, when executed and delivered by the Buyer, the Related Agreements to which it is a party will, constitute legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights in general and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     6.3 Capitalization. The authorized capital stock of Parent consists of 22,500,000 shares consisting of 17,500,000 shares of common stock and 5,000,000 shares of preferred stock. As of the date hereof, 2,198,565 shares of Common Stock are issued and outstanding, 1,012,500 shares of Common Stock are reserved for issuance pursuant to options granted or to be granted under Parent's stock option plans, 24,500 shares of Common Stock are held in treasury, 893,333 shares are reserved for issuance pursuant to outstanding warrants to purchase Common Stock, 2,046,722 shares of Common Stock are reserved for issuance pursuant to outstanding shares of convertible preferred stock (of which 3,500 are designated Series A 6% Convertible Preferred Stock, which were converted into 3,500 shares of Series B 6% Convertible Preferred Stock), and there are no other shares of capital stock of Parent authorized, issued or outstanding, except as otherwise set forth in this Agreement and the transactions contemplated hereby or as otherwise set forth in the Parent's SEC Reports.

      6.4 Validity; Issuance of Shares. The Shares of Common Stock and Preferred Stock being issued as part of the Purchase Price have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and non-assessable.

      6.5 Consents and Approvals; No Violation.

         (a) Neither the execution and delivery of this Agreement or the Related Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Parent with any of the provisions hereof or thereof will (i) conflict with or result in a breach of the certificate of incorporation or by-laws or other constitutive documents of Parent, (ii) conflict with or result (with or without notice or lapse of time or both) in a default (or give rise to any right of reimbursement, termination, cancellation, modification or acceleration) under any of the provisions of any material note, bond, lease, mortgage, indenture, license, franchise, permit agreement or other instrument or obligation to which Parent is a party, or by which Parent or its properties or assets may be bound or affected, except for such conflict, breach or default as to which requisite waivers or consents are described in Section
6.5 of the disclosure schedule delivered to the Sellers prior to the date of this Agreement (the "Buyer Disclosure Schedule") and are required to be obtained prior to Closing or would otherwise not have a Material Adverse Effect on Parent, or (iii) violate any Law or Order applicable to Parent or its properties or assets; or (iv) result in the creation or imposition of any material Lien upon any property or assets used in Parent's business. Except as set forth in Section 6.5 of the Buyer Disclosure Schedule, no consent or approval by, or any notification of or filing with, or other action of any Person (governmental or private) that has not been obtained is required in connection with the execution, delivery and performance by Parent of this Agreement or the Related Agreements. There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or the Buyer that seeks to prevent the consummation of the transactions contemplated herein or in any Related Agreement to which Parent is a party.

         (b) Neither the execution and delivery of this Agreement or any of the Related Agreements to which it is a party, nor the consummation of the transactions contemplated hereby or thereby nor compliance by the Buyer with any of the provisions hereof or thereof will (i) conflict with or result in a breach of the certificate of incorporation or by-laws or other constitutive documents of the Buyer or (ii) violate any Law or Order applicable to the Buyer or the properties or assets of the Buyer that would prevent or materially impair the consummation of the transactions contemplated hereby or thereby.

      6.6 Brokers or Finders. Neither Parent nor the Buyer will have any obligation to pay any broker's, finder's, investment banker's, intermediary's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated herein by reason of any action taken by or on behalf of Parent or the Buyer.

      6.7 Public Reports. Parent has and, as of the Closing Date will have, filed all required forms, reports and documents with the SEC since July 1, 2000 (collectively, the "Parent's SEC Reports") all of which have and shall have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and Parent is current in all of its required filings under the Exchange Act.

      6.8 Disclosure. The representations and warranties by Parent in this Agreement and the Related Agreements and the statements contained in the Buyer Disclosure Schedule or any other schedules, certificates, documents, exhibits and agreements referred to herein or otherwise furnished or to be furnished by Parent to the Sellers pursuant to this Agreement or in connection with the transactions contemplated hereby do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading.

                                  ARTICLE VII

                                   COVENANTS

      7.1 Conduct of Business.

         (a) From the date hereof until the Closing Date, except as otherwise consented to by Parent in writing, the Sellers shall operate KSG, its subsidiaries and the Business only in the ordinary course of business consistent with past practice.

         (b) Without limiting the generality of the foregoing, (i) the Sellers shall use all reasonable efforts to preserve intact in all material respects KSG's and its subsidiaries' present business organization and reputation and to preserve its relationships with employees, creditors, customers and suppliers and others having significant business relationships with KSG and its subsidiaries, (ii) the Sellers shall not, without the prior written consent of Parent, directly or indirectly, cause or permit any state of affairs, action or omission described in clauses (a) through (n) of Section 5.8, and (iii) the Sellers shall not take, or agree to commit to take, any action that would make any representation or warranty of the Sellers contained herein or in any Related Agreement inaccurate in any material respect at, or as of any time prior to, the Closing Date.

         (c) From the date hereof and until the Closing Date, except as expressly contemplated by this Agreement or in any Related Agreement or expressly consented to by an instrument in writing signed by Parent, the Principals shall cause KSG and each of its subsidiaries to: (i) conduct its business and operations only in the ordinary course, consistent with past practice, (ii) maintain and preserve its personal, real and intangible properties in good repair, order and condition, (iii) preserve its business operations and organizations intact, (iv) use commercially reasonable efforts to keep available the services of its current employees, (v) not grant any increase in the rate or terms of compensation payable, or become payable to any of its directors, officers or employees, (vii) not adopt, amend or grant any increase in the rate or terms of any company benefit plan, (viii) not enter into any agreement or make any other commitment or incur any Indebtedness involving an amount in excess of $10,000, (ix) not redeem, purchase, sell, transfer, issue, convert, exchange or otherwise acquire any of its share capital or authorize or effect any stock split, recapitalization, dividend or distribution, (x) not issue any share capital, options, warrants or other securities convertible or exchangeable for any share capital or other securities of KSG or any of its subsidiaries, (xi) not take any action or enter into any agreement or arrangement that would have the effect, or would be reasonably likely to have the effect, of causing (A) any representation or warranty contained herein to be or become untrue, (B) a breach of this Agreement or any Related Agreement or any covenant contained herein or therein, or (C) the failure or inability to satisfy any condition set forth in Article VIII, (xii) not permit any other change in the capital structure of KSG or any of its subsidiaries, (xiii) not permit the sale, transfer, assignment, lease, license, exchange, or disposition of assets or rights (including, without limitation, intellectual property rights) of, (xiv) not purchase or acquire any ownership interest in any Person, company or business, whether effected as a merger, a purchase, a joint venture, an acquisition of assets or a purchase, pooling or acquisition of capital stock or otherwise, (xv) not enter into any agreement involving, or consummate, any merger, sale, consolidation or any other business combination, or any reorganization, recapitalization, reclassification, spin-off, liquidation, extraordinary dividend, split-up, distribution to shareholders or combination of the securities of KSG or any of its subsidiaries, (xvi) not (w) dissolve or liquidate, or adopt any plan of dissolution or liquidation, (x) consent to or commence any suit, proceeding, petition or other action or the filing of a petition (A) under any law relating to bankruptcy, insolvency or reorganization or seeking reorganization, arrangement, adjustment, winding up, or other relief with respect to it, or (B) seeking appointment of a receiver, trustee or custodian for it or all or any substantial part of its assets, (y) allow any assignment for the benefit of creditors, or (z) permit the admission in writing of its inability to pay its debts generally as they become due, (xvii) not amend, alter or repeal its articles of incorporation or other constituent documents, (xviii) not create any new subsidiary or enter into any new business, (xix) not enter into any transaction providing for the leasing or purchase of any interest in real property, (xx) not enter into or amend, modify, extend or terminate any agreements or arrangements with any Principal or any of their Affiliates or enter into any transaction in which any Principal or any of their Affiliates has an indirect or direct economic interest, (xxi) not institute or settle any litigation, arbitration, proceeding, dispute or claim (including any tax claim or audit adjustment), (xxii) not grant any power of attorney, (xxiii) not grant any Lien on any of its property, (xxiv) not enter into, extend or modify any agreement, contract or arrangement which (a) contains a material restriction on its ability to conduct business, or (b) can be modified, amended or terminated by the other party by its terms upon an assignment or change of control or ownership or a specific individual ceasing to be employed or associated with KSG or any of its subsidiaries, or which requires payment upon occurrence of any of the foregoing, (xxv) not issue or sell any interest or participation in its profits, losses, assets, properties, capital or business, (xxvi) not enter into, or modify or amend, any employment, consulting, union or similar agreement, (xxvii) not make any loan or guaranty any obligation of any Person, (xxviii) not permit the payment of any Indebtedness to any Person (other than payments under equipment leases and unaffiliated third party trade payables in the ordinary course of business and currently existing credit agreements with financial institutions), (xxix) not enter into, extend or modify any Contract, agreement, or arrangement, (xxx) not change its name or trading name(s), (xxxi) not violate any law, rule or regulation to which it is subject, or (xxxii) not agree or commit to do any of the foregoing.

      7.2 Access to Information. The Sellers shall (i) give Parent and its officers, directors, employees, agents, counsel, accountants, financial advisors, existing lenders, consultants and other representatives (collectively, "Representatives") reasonable access, upon reasonable prior notice, to all officers and accountants of KSG and its subsidiaries and Affiliates and to all Books and Records, offices and other facilities and properties utilized by KSG and its subsidiaries and Affiliates in connection with the Business and all information relating to KSG and its subsidiaries and Affiliates, the Business and the properties, assets, Contracts, financial condition, results of operations and prospects of KSG and its subsidiaries and Affiliates as Parent or its Representatives may reasonably request, (ii) permit Parent and its Representatives to make such inspections thereof and, with the prior consent of KSG (which shall not be unreasonably withheld), interview such personnel, customers and vendors of KSG and its subsidiaries and Affiliates during normal business hours as Parent or its Representatives may reasonably request, (iii) cause KSG's officers and auditors to furnish Parent and its Representatives with such financial and operating data and other information with respect to the items set forth in clause (i) as Parent or its Representatives may from time to time reasonably request, and cause the auditors to deliver their work papers related to such information if Parent or its Representatives shall so request, and (iv) at Parent's or its Representatives' reasonable request, cause KSG's officers to compile information that has not been compiled for another purpose.

      7.3 Best Efforts.

         (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated in this Agreement as promptly as practicable, including (i) the preparation and filing of any forms, registrations and notices required to be filed to consummate the transactions contemplated in this Agreement and the taking of such actions as are necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any third party or governmental entity and (ii) the satisfaction of all conditions to Closing. Each party shall promptly consult with the other with respect to, provide any necessary information not subject to legal privilege with respect to and, except as otherwise not permitted by Law, provide the other (or its Representatives) copies of, all filings made by such party with any governmental entity or any other information supplied by such party to a governmental entity in connection with this Agreement and the transactions contemplated by this Agreement or as otherwise reasonably requested.

         (b) Each party hereto shall promptly inform the other of any communication from any governmental entity regarding any of the transactions contemplated by this Agreement. If any party or Affiliate thereof receives a request for additional information or documentary material from any such governmental entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party(ies), an appropriate response in compliance with such request.

         (c) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Parent, the Buyer or any of their Affiliates to enter into any agreement with any governmental entity or to consent to any Order requiring any of them to hold, separate or divest, or to restrict the dominion or control of any of them over, any of their respective assets, properties or businesses or to submit to the laws and regulations of such governmental entity or qualify to do business or submit to process in any other jurisdiction.

      7.4 No Solicitation by the Sellers. The Sellers shall, and shall cause KSG to, immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any Business Combination (as defined below). For a period from the date hereof to the Closing Date, the Sellers shall not, and the Sellers shall cause KSG and their respective Affiliates and Representatives not to, directly or indirectly, take any action to (i) initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any Person with respect to a Business Combination or engage in any Business Combination, (ii) reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Business Combination or (iii) furnish or cause to be furnished any information with respect to the Sellers or KSG to any Person (other than as expressly provided in Section 7.2 of this Agreement) who the Sellers or KSG or any of their respective Affiliates or Representatives knows or has reason to believe is in the process of considering any Business Combination. If the Sellers or KSG or any of their respective Affiliates or Representatives receives from any Person any offer, inquiry or informational request referred to above (an "Acquisition Proposal"), the Sellers will, or will cause KSG or such Affiliate or Representative to, promptly advise such Person, by written notice, of the terms of this Section 7.4 and promptly, orally and in writing, advise Parent of such offer, inquiry or informational request. "Business Combination" means any merger, consolidation or combination to which the Sellers or KSG or any of its subsidiaries or any of their respective Affiliates is a party, any sale, dividend, split or other disposition of the capital stock of or other equity interest in KSG or any of its subsidiaries or any of their respective Affiliates or any sale, dividend or other disposition of any of the assets and properties of the Sellers, KSG or any of its subsidiaries or any of their respective Affiliates, other than in the ordinary course of business and the transactions contemplated herein.

      7.5 Fees and Expenses. Parent and the Buyer, on the one hand, and the Sellers, on the other hand, shall pay their own fees, costs and expenses incurred in connection with the preparation and negotiation of this Agreement and the transactions contemplated herein, including the performance of such party's obligations hereunder (including, but not limited to, the fees and disbursements of counsel and advisors).

      7.6 Books and Records. KSG and its subsidiaries shall maintain all Books and Records in the regular and customary manner as such Books and Records have been maintained consistent with past practices.

      7.7 Compliance with Laws, Orders and Contracts. KSG and its subsidiaries shall comply in all material respects with all Laws, Orders and Contracts applicable to the Business or to KSG and its subsidiaries and, promptly following receipt thereof, give Parent copies of any notice received from any governmental entity or other Person alleging any violation of any such Law, Order or Contract.

      7.8 Certain Activities between Signing and Closing.

         (a) From the date hereof until the Closing, except as required by Law, without the prior written consent of Parent, none of the Sellers or their respective subsidiaries and Affiliates shall make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended tax return, enter into any closing agreement, settle any material tax claim or assessment, surrender any right to claim a tax refund, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment or take or omit to take any other action, if any such other action or omission would have the effect of increasing the tax liability or decreasing any tax benefit or tax refund or similar matter of KSG, Parent or the Buyer as a result of the transactions contemplated herein.

         (b) All tax returns with respect to the Sellers or their respective subsidiaries and Affiliates (i) shall, to the extent required to be filed on or before the Closing Date (taking into account any valid extensions), be filed by the Sellers or their respective subsidiaries and Affiliates when due in accordance with all applicable Laws and (ii) shall, as of the time of filing, correctly reflect in all material respects the facts regarding the income, business, assets, operations, activities and status of the Sellers and their respective subsidiaries and Affiliates and any other information required to be shown therein.

         (c) From the date hereof until the Closing, without the prior written consent of Parent, none of the Sellers, KSG or their respective subsidiaries and Affiliates shall amend or adopt any Plan, except as required by Law.

      7.9 Expenditures. KSG and each of its subsidiaries agrees that it will not make any capital expenditure in excess of $5,000 (or $10,000 in the aggregate) or engage in any extraordinary corporate or business transactions, including, but not limited to, stock splits, dividends, repurchases or recapitalizations, without the express written approval of Parent.

      7.10 Notification of Certain Matters. Each of the Sellers, KSG and their respective subsidiaries and Affiliates agrees that it will not take any action which would cause or constitute a material breach, or would, if it had been taken prior to the date hereof, have caused or constituted a material breach, of any of the representations and warranties set forth in Article V hereof or in any of the Related Agreements. From the date hereof until the Closing Date, the Sellers shall have a continuing obligation to give detailed notice thereof to Parent and to update or supplement any information provided herein in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence of or the impending or threatened occurrence of, any fact, circumstance or event which would cause or constitute or be reasonably likely to cause or constitute a Material Adverse Effect with regard to the Sellers, KSG and their respective subsidiaries and Affiliates, the Business or a breach of any of the representations and warranties set forth in Article V hereof or in any of the Related Agreements. The Sellers shall use their best efforts to prevent or promptly remedy such breach. The Sellers' compliance with this Section 7.10 shall not limit or otherwise affect the remedies available hereunder to Parent, including, but not limited to Parent's right to terminate this Agreement notwithstanding any remedy of any breach hereunder and Parent's rights under Article IX hereunder.

                                 ARTICLE VIII

                               CLOSING CONDITIONS

      8.1 Conditions Precedent to Obligations of Parent and the Buyer. The obligation of Parent and the Buyer under this Agreement to consummate the purchase of the Acquired Assets on the Closing Date shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Parent and the Buyer in their sole discretion:

         (a) Warranties Accurate. The representations and warranties of the Sellers contained in this Agreement and the Related Agreements which are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

         (b) Performance by the Sellers. The Sellers shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by the Sellers hereunder or in the Related Agreements on or prior to the Closing Date.

         (c) Consents. All consents, approvals, filings and notices required in connection with the sale and transfer of the Acquired Assets and the Closing (including, but not limited to, those set forth on Schedules 5.4 and 6.5 and the Bank Consent shall have been duly obtained, made or given and shall be in full force and effect, without the imposition upon Parent or the Buyer of any material condition, restriction or required undertaking.

         (d) No Legal Prohibition. No suit, action, investigation, inquiry or other proceeding by any Governmental Entity or other person shall have been instituted or threatened which arises out of or relates to this Agreement, the Related Agreements or the transactions contemplated hereby or thereby; and no injunction, order, decree or judgment shall have been issued and be in effect or threatened to be issued by any Governmental Entity of competent jurisdiction, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect, which in each case restrains or prohibits the consummation of the sale of the Acquired Assets or otherwise results in a Material Adverse Effect on the Business, Parent or the Buyer.

         (e) Certificate. Parent and Buyer shall have received (i) a certificate, dated the Closing Date, signed by an officer of KSG to the effect that the conditions set forth in Sections 8.1(a), (b) and (c) have been satisfied and (ii) a certificate, dated the Closing Date, signed by the secretary of KSG certifying to the Certificate of Incorporation, by-laws and resolutions of KSG and its shareholders.

         (f) No Material Adverse Change. No material adverse change shall have occurred in the business, earnings, operations, assets, liabilities, condition (financial or otherwise) of KSG, its subsidiaries, the Business or any of the Acquired Assets and no other event, loss, damage, condition or state of facts of any kind shall exist which has a Material Adverse Effect, or can reasonably be expected to have a Material Adverse Effect, on Parent, the Buyer, KSG, its subsidiaries, the Business or any of the Acquired Assets.

         (g) Shareholder Approval. Each of the shareholders of KSG and any other Person necessary in order to transfer the Acquired Assets shall have approved and adopted this Agreement and the transactions contemplated by this Agreement and all requisite resolutions and consents shall have been adopted and delivered to Parent and the Buyer.

         (h) Other Documents. The Sellers shall execute and deliver the Related Agreements in conformity with the forms attached hereto.

         (i) Additional Documents, etc. There shall have been delivered to Parent and the Buyer each other agreement, document, certificate and other items as is reasonably necessary to effectuate the transactions contemplated hereby.

         (j) Payment of Bank Loan. Simultaneously with the Closing, all amounts owed by the Sellers and their respective subsidiaries and Affiliates under the CBC Loan Agreement shall have been paid in full and all security interests held by the Bank covering any of the Acquired Assets or otherwise affecting the Business, shall have been released unconditionally.

         (k) Transfer Taxes. The Sellers shall pay all required transfer taxes, stamp duties and similar assessments and taxes in connection with the sale and transfer of the Shares and the Preferred Stock as contemplated herein, if any.

         (l) Due Diligence. Parent and the Buyer shall not have discovered or otherwise become aware of any circumstance, event or fact during the course of its due diligence investigation or otherwise prior to the Closing Date that would, in its sole determination, likely result in a material change to or breach of any of the representations or warranties, covenants or agreements contained herein or in any of the Related Agreements. In addition to, and not in limitation of, the foregoing, Parent and the Buyer shall have satisfactorily completed its review of the Sellers' Disclosure Schedules, which determination shall be made in the sole and absolute discretion of Parent and the Buyer.

         (m) Books and Records. All files, documents, instruments, papers, books and records relating to the Business or the Acquired Assets including financial statements, tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, corporate seals, stock transfer ledgers, contracts, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans (collectively, the "Books and Records") shall be delivered to Parent or the Buyer on or prior to the Closing Date.

         (n) Change of Corporate Names. Concurrently with the Closing (or, if necessary, no more than one Business Day thereafter), the Sellers shall change the name of KSG and its subsidiaries and Affiliates to a name that does not include any of the words "Knowledge Strategies Group" or any similar or derivative words or initials thereof or any trademarks, tradenames or service marks with respect thereto and shall not use any of such words or marks in any manner, including, without limitation, in connection with advertising, corporate names, business names, promotional and sales materials, web sites, domain names, or any publication of any kind.

         (o) Credit Agreement Amendment. Concurrently with the Closing, Parent and the Bank shall have executed the Credit Agreement Amendment.

         (p) Allocation Schedule. The Sellers and the Buyer shall have delivered the schedule as contemplated pursuant to Section 3.4.

      8.2 Conditions Precedent to Obligations of the Sellers. The obligations of the Sellers under this Agreement to consummate the sale and transfer of the Acquired Assets on the Closing Date shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Sellers in their sole discretion:

         (a) Performance by Purchaser. Parent and the Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Parent and the Buyer hereunder on or prior to the Closing Date.

         (b) Consents. All Consents set forth on Schedule 6.5 shall have been duly obtained, made or given and shall be in full force and effect.

         (c) No Legal Prohibition. No suit, action, investigation, inquiry or other proceeding by any Governmental Entity or other person shall have been instituted or threatened which arises out of or relates to this Agreement, the Related Agreements or the transactions contemplated hereby or thereby and no injunction, order, decree or judgment shall have been issued and be in effect or threatened to be issued by any Governmental Entity of competent jurisdiction, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect, which in each case restrains or prohibits the consummation of the sale of the Acquired Assets.

         (d) Other Documents. Parent and the Buyer shall execute and deliver the agreements to which it is a party which are described in Section 4.3.

                                  ARTICLE IX

                          INDEMNIFICATION AND SURVIVAL

     9.1 Indemnification.

         (a) The Sellers shall jointly and severally indemnify the Buyer, Parent and their respective officers, directors, stockholders, employees, agents and Affiliates (the "Buyer Parties") and hold each of them harmless from and against any Loss suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any inaccuracy in or breach of, or any alleged inaccuracy in or alleged breach of, any representation or warranty or failure to perform any covenant or agreement to be performed on or before the Closing Date on the part of the Sellers contained in this Agreement or the Related Agreements; (ii) any intentional tort, including without limitation, fraud (including fraud in the inducement), willful misconduct or bad faith by the Sellers or any executive officer, director, stockholder or employee of the Sellers in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby; (iii) the assertion against the Parent, the Buyer, the Business or the Acquired Assets, of any liability or obligation of the Sellers or their respective subsidiaries or Affiliates or relating to the Sellers' operations, businesses or other activities of any kind or nature prior to the Closing Date that have not been expressly assumed by Parent or the Buyer under this Agreement; and (iv) any and all actions, suits, Proceedings, demands, judgments, costs and legal and reasonable other expenses incident to any of the matters referred to in clauses (i), (ii) and (iii) of this Section 9.1(a).
Once it is determined there is such an indemnifiable event, the amount of the Loss shall be determined without giving effect to any "Material Adverse Effect" qualification or any other materiality, dollar limit or similar qualification contained in the representation, warranty, covenant or agreement.

         (b) Each of Parent and the Buyer hereby indemnifies and holds harmless the Sellers and their officers, directors, stockholders, agents and Affiliates (the "Sellers Parties") from and against any Loss suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any inaccuracy in or breach of, or any alleged inaccuracy or alleged breach of any representation or warranty or failure to perform any covenant or agreement to be performed on or before the Closing Date on the part of the Buyer or Parent contained in this Agreement or the Related Agreements to which the Buyer or Parent is a party; (ii) any intentional tort, including without limitation, fraud (including fraud in the inducement), willful misconduct or bad faith by any of the Buyer Parties in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby; and (iii) any and all actions, suits, Proceedings, demands, judgments, costs and legal and reasonable other expenses incident to any of the matters referred to in clauses (i) and (ii) of this
Section 9.1(b). Once it is determined there is such an indemnifiable event, the amount of the Loss shall be determined without giving effect to any "Material Adverse Effect" qualification or any other materiality, dollar limit or similar qualification contained in the representation, warranty, covenant or agreement.

         (c) All claims for indemnification by any party seeking indemnity under this Agreement (an "Indemnified Party") will be asserted and resolved as follows:

          (i) In the event any claim or demand, in respect of which an Indemnified Party might seek indemnity under this Agreement, is asserted against or sought to be collected from such Indemnified Party by a Person other than a Buyer Party or a Sellers Party or any of their respective Affiliates (a "Third Party Claim"), the Indemnified Party shall deliver a notice (a "Claim Notice") with reasonable promptness to the party from whom the Indemnified Party is seeking indemnification (the "Indemnifying Party"), which Claim Notice shall provide reasonable detail relating to such Third Party Claim, including the amount of Loss claimed, to the extent known. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim only to the extent that the Indemnifying Party demonstrates that its ability to defend such Third Party Claim has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party shall notify the Indemnified Party as soon as practicable within the Dispute Period (defined below) whether the Indemnifying Party disputes its liability to the Indemnified Party, and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim. "Dispute Period" means the period ending 30 days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice (as hereinafter defined).

          (ii) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this
     Section 9.1, then the Indemnifying Party shall have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings must be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or may be settled at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party shall not be permitted to effect any settlement without the written consent (which shall not be unreasonably withheld) of the Indemnified Party unless (A) the sole relief provided in connection with such settlement is monetary damages that are paid in full by the Indemnifying Party, (B) such settlement involves no finding or admission of any wrongdoing, violation or breach by any Indemnified Party of any right of any other Person or any Laws, Contracts or Governmental Permits, and (C) such settlement has no effect on any other claims that may be made against or liabilities of any Indemnified Party. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof (except as provided in the preceding sentence); provided, however, that the Indemnified Party may, at its sole cost and expense, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this clause (ii), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (ii) and, except as provided in the first sentence of this clause (ii) and the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity with respect to such Third Party Claim.

          (iii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 9.1(c)(ii) or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim (in each case in accordance with Section 9.1(c)(ii) above), or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). Subject to the immediately preceding sentence, the Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (iii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

          (iv) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to a Third Party Claim or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party, and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction. "Resolution Period" means the period ending 30 days following expiration of the Dispute Period.

          (v) In the event any Indemnified Party should have a claim under this Agreement against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver a notice (an "Indemnity Notice") with reasonable promptness to the Indemnifying Party, which Indemnity Notice shall provide reasonable detail relating to such claim, including the amount of Loss claimed, to the extent known. If the Indemnified Party fails to provide the Indemnity Notice with reasonable promptness, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to such claim only to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced by such failure of the Indemnified Party. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party, and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

         (d) Any indemnity payment, including any payments made through cancellation of the Shares as set forth in Section 9.3 will be treated for tax purposes as an adjustment to the Purchase Price.

      9.2 Survival Periods.

         (a) All representations and warranties of the Sellers contained in this Agreement, the Sellers' Disclosure Schedule, the Related Agreements or any certificate or document delivered in connection herewith or therewith shall survive the Closing and shall remain in full force and effect for 24 months after the Closing Date (such 24-month anniversary to the Closing Date being referred to as the "Expiration Date") and shall apply beyond such 24 month period with respect to claims asserted in writing within such 24 month period; provided, however, that those representations and warranties which relate to taxes, benefit plans, environmental liabilities and Intellectual Property Rights shall survive until 90 days beyond all applicable statutes of limitations have expired. Except as otherwise provided, the covenants and agreements of the parties hereto shall survive the Closing. Rights of an Indemnified Party to indemnification shall not be limited or affected in any way by any pre-Closing investigation by such Indemnified Party or by such Indemnified Party's actual knowledge of any inaccuracy of the representations and warranties.

         (b) All representations and warranties of Parent and the Buyer contained in this Agreement, the Buyer Disclosure Schedule, the Related Agreements or any certificate or document delivered in connection herewith or therewith shall survive the Closing and shall remain in full force and effect for a period of twelve months after the Closing Date and any claims in respect thereof, whether made by the Sellers or any current or former holder of the capital stock of KSG or any of its subsidiaries, shall be limited to an amount in the aggregate not in excess of $150,000.

      9.3 Cancellation of Shares. The parties hereto acknowledge that the Shares of the Buyer Common Stock representing a portion of the Purchase Price are subject to cancellation by Parent (without any additional action on the part of the holders of such Shares) in connection with any claims by any Buyer Party with respect to the indemnification obligations of the Sellers hereunder. The value of such Shares with respect to payment of any indemnity obligation shall be based on the fair market value of such Shares as of the Closing Date. Notwithstanding the foregoing, cancellation of such Shares as provided for hereunder shall not relieve the Sellers of their indemnification obligations and any Buyer Party may enforce its rights and seek all remedies available to it in lieu of or in addition to those set forth in this Section 9.3.

                                   ARTICLE X

                                  TERMINATION

      10.1 This Agreement may be terminated, and the transactions contemplated herein may be abandoned:

         (a) any time before the Closing, by mutual written agreement of the parties hereto;

         (b) any time before the Closing, by Parent and the Buyer, on the one hand, or the Sellers, on the other hand, in the event of a material breach hereof or under the Related Agreements or the inability to satisfy any of the conditions of Article VIII on or prior to the Closing Date by any non-terminating party; or

         (c) any time after August 31, 2001, by Parent and the Buyer upon notification to the Sellers if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by Parent or the Buyer.

     10.2 If this Agreement is validly terminated pursuant to Section 10.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of any party (or any of their respective officers, directors, employees, partners, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions of Articles IX and XI will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 10.1, the Sellers and each of their respective subsidiaries and Affiliates will remain liable to the Buyer Parties for any misrepresentation or breach of this Agreement or any Related Agreement by any such person, and Parent and the Buyer will remain liable to the Sellers Parties for any misrepresentation or breach of this Agreement by Parent and the Buyer, and the Buyer Parties, on the one hand, or the Sellers Parties, on the other hand, may seek such remedies, including damages and fees of attorneys, against the other with respect to any such misrepresentation or breach as are provided in this Agreement or the Related Agreements or as are otherwise available at law or in equity.

                                  ARTICLE XI

                                    GENERAL

      11.1 Expenses. Except as otherwise provided by this Agreement, each party shall bear and pay its own expenses incurred in connection with the transactions referred to in this Agreement.



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

      11.2 Notices. Any notices required or permitted to be sent to a party hereunder shall be delivered personally or mailed, certified mail, return receipt requested, delivered by overnight courier service, or by telecopy to the following addresses, or such other address as such party hereto designates by written notice given to the other party, and shall be deemed to have been delivered five business days after mailing, if mailed, or four business days after delivery to the courier, if delivered by overnight courier services or if by telecopy, on the date set forth on the confirmation:

        If to any
        of the Sellers to:      c/o Knowledge Strategies Group, Inc.
                                900 Broadway, Ste. 602
                                New York, New York 10003
                                Attention: Cynthia Hollen
                                Facsimile No.: (212) 414-0909

                 copy to:
                                ----------------------------------

                                ----------------------------------

                                ----------------------------------

                                ----------------------------------
        If to Parent or
        the Buyer to:           c/o 5B Technologies Corporation
                                100 Sunnyside Boulevard
                                Woodbury, NY 11797
                                Attention: Glenn Nortman, CEO and President
                                Facsimile No.: (516) 677-6111

                 copy to:       Proskauer Rose LLP
                                1585 Broadway
                                New York, NY 10036
                                Attention: Neil S. Belloff, Esq.
                                Facsimile No.: (212) 969-2900

      11.3 Entire Agreement; Headings; Counterparts. This Agreement constitutes the entire understanding and agreement between the parties with respect to the transactions contemplated herein, and supersedes any and all prior or contemporaneous, oral or written, communications with respect to the subject matter hereof, all of which are merged herein. The section headings contained herein shall in no way limit, extend, or interpret the scope or language of this Agreement or of any particular section and are intended only for convenience of reference. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, without necessity of production of the others. Such counterparts may be delivered to the other parties hereto by facsimile and such delivery shall be deemed a delivery of an executed original.

      11.4 Amendment; Waiver. This Agreement cannot be modified, amended or in any way altered except by written document executed by each of the parties hereto. No waiver of any provision of this Agreement, or of any rights or obligations of any party hereunder, shall be effective unless in writing and executed by the party waiving compliance, and such waiver shall be effective only in the specific instance, and for the specific purpose, stated in such writing. No waiver of any breach of, or default under, any provision of this Agreement shall be deemed a waiver of any other provision, or of any subsequent breach or default of the same provision, of this Agreement.

      11.5 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, that provision shall be deemed stricken and the remainder of the Agreement shall continue in full force and effect, insofar as it remains a workable instrument to accomplish the intent and purposes of the parties. The parties further agree to replace the severed provision with the provision that will come closest to reflecting the intention of the parties underlying the severed provision but that will be valid, legal and enforceable.

      11.6 Parties in Interest; Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither party may assign by operation of law or otherwise to any third party, any right or obligation set forth in this Agreement without the prior written consent of the other party. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

      11.7 Applicable Law.

         (a) This Agreement and the performance of the parties hereunder shall be governed and construed in accordance with the substantive laws of the State of New York without giving effect to the principles of conflicts of law thereof.

         (b) For the purpose of the serving of legal documents in relation to litigation and arbitration, the parties choose domicile at the addresses mentioned in Section 11.2.

         (c) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY OF THE PARTIES WITH RESPECT TO THIS AGREEMENT OR ANY RELATED AGREEMENT, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT THE PARTIES ACCEPT FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT AND ANY RELATED AGREEMENT. THE PARTIES DESIGNATE AND APPOINT CSC NETWORKS/PRENTICE HALL LEGAL AND FINANCIAL SERVICES AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY THEM IRREVOCABLY AGREEING IN WRITING TO SERVE, AS THEIR AGENT TO RECEIVE ON THEIR BEHALF, SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THEM TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE PARTIES AT THEIR ADDRESS PROVIDED IN SECTION 11.2, EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY

SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, SUCH PARTY HEREBY AGREE THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

         (d) EACH OF THE PARTIES HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NO CLAIM MAY BE MADE BY ANY OF THE SELLERS AGAINST PARENT OR THE BUYER FOR ANY LOST PROFITS OR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY BREACH OR WRONGFUL CONDUCT (OTHER THAN WILLFUL MISCONDUCT CONSTITUTING ACTUAL FRAUD) IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED HEREUNDER OR UNDER ANY RELATED AGREEMENT OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; EACH OF THE PARTIES HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH DAMAGES. EACH OF THE SELLERS AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGE THAT PARENT AND THE BUYER WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

      11.8 Publicity. The financial and business terms of this Agreement or the Related Agreements shall not be disclosed to any third party or the public without the prior written consent of the other party; provided, however, that either party may disclose such information as required by law (including applicable securities laws), the rules of any applicable stock exchange, or court order or as necessary to enforce the terms of this Agreement. The foregoing shall not prohibit either party from disclosing this Agreement or its contents to its attorneys, accountants or other advisors.

      11.9 Bulk Sales Compliance. The Buyer hereby waives compliance by the Sellers with the provisions of any applicable Bulk Sales Law of any state, in consideration whereof the Sellers agree to pay and discharge when due all claims of creditors which could be asserted against the Buyer or Parent by reason of noncompliance to the extent that such liabilities are not assumed by the Buyer or Parent under this Agreement and to indemnify and hold Parent and the Buyer Parties harmless from and against any such claims pursuant to Article IX hereof.



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


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                         5B TECHNOLOGIES CORPORATION

                         By:  /s/ Glenn Nortman
                              ----------------------------------
                         Name:  Glenn Nortman

                         Title: Chief Executive Officer and President



                         KNOWLEDGE ACQUISITION CORPORATION

                         By:  /s/ Glenn Nortman
                            ----------------------------------
                         Name:    Glenn Nortman
                         Title:   President


                         KNOWLEDGE STRATEGIES GROUP INC.

                         By: /s/ Douglas Carlson
                           ----------------------------------
                         Name:  Douglas Carlson
                         Title:



                         /s/ Cynthia Hollen
                         ----------------------------------
                         CYNTHIA HOLLEN

                         /s/ Douglas Carlson
                         ----------------------------------
                         DOUGLAS CARLSON

                         /s/ Michael Thompson
                         ----------------------------------
                         MCHAEL THOMPSON



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